Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

$115,139,160.62

Dated as of January 28, 2025,

among

THE CONTAINER STORE, INC.,
as Borrower,

THE GUARANTORS PARTY HERETO

ACQUIOM AGENCY SERVICES LLC AND SEAPORT LOAN PRODUCTS LLC,
as co-Administrative Agents

ACQUIOM AGENCY SERVICES LLC,
as Collateral Agent,

and

THE LENDERS PARTY HERETO

Execution Version

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	43
1.03	Accounting Terms	43
1.04	Rounding	43
1.05	Times of Day	44
1.06	Senior Debt	44
1.07	Available Amount Transactions	44
1.08	Pro Forma Calculations	44
1.09	Interest Rates; Benchmark Notification	45

ARTICLE II
THE COMMITMENTS AND BORROWINGS

2.01	The Loans	45
2.02	Borrowings, Conversions and Continuations of Loans	46
2.03	Prepayment	47
2.04	Termination or Reduction of Commitments	51
2.05	Repayment of Loans	52
2.06	Interest	52
2.07	Fees	53
2.08	Computation of Interest and Fees	53
2.09	Evidence of Debt	53
2.10	Payments Generally; Administrative Agent’s Clawback	54
2.11	Sharing of Payments by Lenders	55
2.12	Incremental Term Loan Commitments	56
2.13	[Reserved]	58
2.14	[Reserved]	58

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	58
3.02	Illegality	60
3.03	Inability to Determine Rates	61
3.04	Increased Costs	63
3.05	Compensation for Losses	64
3.06	Mitigation Obligations; Replacement of Lenders	64
3.07	Survival	65

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWINGS

4.01	Conditions of Initial Borrowing	65
4.02	Conditions of All Borrowings	67

Page

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	67
5.02	Authorization; No Contravention	68
5.03	Governmental Authorization; Other Consents	68
5.04	Binding Effect	68
5.05	Financial Statements; No Material Adverse Effect; No Internal Control Event	68
5.06	Litigation	69
5.07	Ownership of Property; Liens; Investments	69
5.08	Environmental Matters	70
5.09	Taxes	70
5.10	ERISA Compliance	71
5.11	Subsidiaries; Equity Interests; Loan Parties	72
5.12	Margin Regulations; Investment Company Act	72
5.13	Disclosure	72
5.14	Compliance with Laws	72
5.15	Intellectual Property; Licenses, Etc	72
5.16	Solvency	73
5.17	Casualty, Etc	73
5.18	Labor Matters	73
5.19	Collateral Documents	73
5.20	USA PATRIOT Act	73
5.21	Plan Assets	74

ARTICLE VI

AFFIRMATIVE COVENANTS

6.01	Financial Statements and Other Reports	74
6.02	Certificates; Other Information	75
6.03	Notices	77
6.04	Payment of Obligations	78
6.05	Preservation of Existence, Etc.	78
6.06	Maintenance of Properties	78
6.07	Maintenance of Insurance	78
6.08	Compliance with Laws	80
6.09	Books and Records	80
6.10	Inspection Rights	80
6.11	Use of Proceeds.	80
6.12	Covenant to Guarantee Obligations and Give Security	80
6.13	Further Assurances	82
6.14	Lenders Meetings	82
6.15	Designation as Senior Debt	83
6.16	Ratings	83
6.17	[Reserved	83
6.18	Post-Closing Matters	83

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Page

ARTICLE VII

NEGATIVE COVENANTS

7.01	Liens	83
7.02	Indebtedness	86
7.03	Investments	87
7.04	Fundamental Changes	90
7.05	Dispositions	91
7.06	Restricted Payments	92
7.07	Change in Nature of Business	94
7.08	Transactions with Affiliates	94
7.09	Burdensome Agreements	95
7.10	Amendments of Material Indebtedness	95
7.11	Accounting Changes	95
7.12	Prepayments, Etc. of Indebtedness	96
7.13	Holding Company	96
7.14	Sale and Leaseback Transactions	96
7.15	Minimum Liquidity	96

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	96
8.02	Remedies upon Event of Default	98
8.03	Application of Funds	99
8.04	Additional Intercreditor Matters	100
8.05	Buy Out Option	103

ARTICLE IX

ADMINISTRATIVE AGENT

9.01	Appointment and Authority	104
9.02	Rights as a Lender	105
9.03	Exculpatory Provisions	105
9.04	Reliance by Agents	106
9.05	Delegation of Duties	107
9.06	Resignation of Agents	107
9.07	Non-Reliance on Agents and Other Lenders	108
9.08	Administrative Agent May File Proofs of Claim	108
9.09	Collateral and Guaranty Matters	109
9.10	Notice of Transfer	109
9.11	Agency for Perfection	109
9.12	Indemnification of Agents	109
9.13	Withholding Tax	110
9.14	Relation Among Lenders	110
9.15	Certain ERISA Matters	110

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Page

ARTICLE X

CONTINUING GUARANTY

10.01	Guaranty	111
10.02	Rights of Lenders	112
10.03	Certain Waivers	112
10.04	Obligations Independent	112
10.05	Subrogation	112
10.06	Termination; Reinstatement	113
10.07	Subordination	113
10.08	Stay of Acceleration	113
10.09	Condition of Borrower	113

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.	113
11.02	Notices; Effectiveness; Electronic Communications	116
11.03	No Waiver; Cumulative Remedies	118
11.04	Expenses; Indemnity; Damage Waiver	118
11.05	Payments Set Aside	120
11.06	Successors and Assigns	120
11.07	Treatment of Certain Information; Confidentiality	123
11.08	Right of Setoff	124
11.09	Interest Rate Limitation	124
11.10	Counterparts; Integration; Effectiveness	124
11.11	Survival of Representations and Warranties	125
11.12	Severability	126
11.13	Replacement of Lenders	126
11.14	Governing Law; Jurisdiction; Etc.	126
11.15	WAIVER OF JURY TRIAL	127
11.16	No Advisory or Fiduciary Responsibility	128
11.17	USA PATRIOT Act Notice	128
11.18	No Strict Construction	128
11.19	Attachments	128
11.20	Intercreditor Agreement	128
11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	129
11.22	Acknowledgement Regarding Any Supported QFCs	129

-iv-

ANNEXES

I	Closing Date Equity Holders

SCHEDULES

2.01	Commitments

5.01	Organization Information

5.07(c)	Owned Real Estate

5.07(d)(i)	Leased Real Estate (Lessee)

5.07(d)(ii)	Leased Real Estate (Lessor)

5.07(e)	Existing Investments

5.11	Subsidiaries and Other Equity Investments

5.15	Intellectual Property Rights

6.12	Guarantors

7.01(b)	Existing Liens

7.02	Existing Indebtedness

7.09	Burdensome Agreements

11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice

A-2	Conversion/Continuation Notice

B	[Reserved]

C	Intercreditor Agreement

D	Compliance Certificate

E	Form of Note

F	Assignment and Assumption

G	[Reserved]

H-1	Perfection Certificate

H-2	Perfection Certificate Supplement

I	[Reserved]

J-1	U.S. Tax Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes

J-2	U.S. Tax Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes

J-3	U.S. Tax Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes

J-4	U.S. Tax Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes

K	Cash Pay Notice

-v-

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT is entered into as of January 28, 2025 (this “Agreement”), among THE CONTAINER STORE, INC., a Texas corporation (the “Borrower”), the Guarantors from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Acquiom Agency Services LLC (“Acquiom”), as co-administrative agent and Seaport Loan Products LLC (“Seaport”), as co-administrative agent (in such capacities, together with their respective successors and assigns in such capacities, shall hereinafter be jointly referred to for common activities or rights as the “Administrative Agent”) and Acquiom as Collateral Agent.

WHEREAS, on December 22, 2024 (the “Petition Date”), the Borrower, The Container Store Group, Inc., a Delaware corporation (“Holdings”) and certain direct and indirect Subsidiaries of the Borrower (each, a “Chapter 11 Debtor” and collectively, the “Chapter 11 Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) initiating cases under Title 11 of the United States Code (the “Bankruptcy Code”), and jointly administered under The Container Store Group, Inc. Case No. 24-90627 (collectively the “Chapter 11 Cases”);

WHEREAS, the Borrower, the Guarantors, the lenders party thereto (the “Existing DIP Lenders”) and Acquiom Agency Services LLC and Seaport Loan Products LLC as co-administrative agents (the “Existing DIP Administrative Agents”) are party to that certain Senior Secured Super-Priority Debtor-In-Possession Term Loan Credit Agreement, dated as of December 24, 2024 (the “Existing DIP Credit Agreement”), pursuant to which the Existing DIP Lenders issued senior secured super priority term loans consisting of (a) $40,000,000 of “new money” first-out term loans (the “First-Out DIP Term Loans”) and (b) a second-out roll up term loan facility (the “Second-Out DIP Term Loans”).

WHEREAS, the Borrower has asked the Lenders to provide the Borrower with a term loan credit facility (the “Facility”) consisting of (a) $42,940,250.02 of first-out term loans (the “First-Out Term Loans”) and (b) $72,198,910.60 of second-out term loans (the “Second-Out Term Loans”);

WHEREAS, the Lenders are willing to make the foregoing term loans to the Borrower, subject to the terms and conditions set forth in this Agreement, the Plan of Reorganization (as defined below), and the Transaction Support Agreement (as defined below);

WHEREAS, pursuant to the Plan of Reorganization, each Existing DIP Lender will exchange (i) its First-Out DIP Term Loans for First-Out Term Loans and other consideration set forth in the Transaction Support Agreement, and (ii) its Second-Out DIP Term Loans for Second-Out Term Loans and other consideration set forth in the Transaction Support Agreement, in both cases on a pro-rata and dollar-for-dollar basis.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for due and valuable consideration, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01          Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean Eclipse Business Capital LLC, as administrative agent and collateral agent under the ABL Facility, together with its permitted successors and assigns.

“ABL Credit Agreement” shall mean that certain Asset Based Revolving Credit Agreement, dated as of the date hereof, by and among the Borrower, Holdings, certain subsidiaries of the Borrower from time to time party thereto, the lenders from time to time party thereto and the ABL Agent, as amended, amended and restated, supplemented, otherwise modified, restated, refinanced, renewed, refunded, restructured or replaced in whole or in part from time to time.

“ABL DIP Facility” shall mean that certain Senior Secured Superpriority Debtor-In-Possession Asset-Based Revolving Credit Agreement dated as of December 24, 2024, among the Borrower, Holdings, certain subsidiaries of the Borrower from time to time party thereto, the lenders from time to time party thereto and Eclipse Business Capital LLC as administrative agent and collateral agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“ABL Loan Documents” shall mean the “Loan Documents” as defined in the ABL Credit Agreement.

“ABL Facility” shall mean the asset based revolving credit facility of the Borrower governed by the ABL Credit Agreement.

“ABL Loans” shall mean the “Loans” under, and as defined in. the ABL Credit Agreement.

“ABL Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Term Loans which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Administrative Agent” shall have the meanings assigned to such term in the preamble hereto.

“Administrative Agent Fee Letter” means the letter agreement dated the date hereof, by and among the Borrower and the Agents.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the sum of the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $115,139,160.62.

“Agreement” has the meaning specified in the introductory paragraph hereto, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Ancillary Document” has the meaning provided in Section 11.10(b).

“Ancillary Fees” has the meaning set forth in Section 11.01(h).

“Applicable Margin” means (a)(i) with respect to any First-Out Term Loans maintained as Base Rate Loans, 5.50% per annum, and (ii) with respect to any First-Out Term Loans maintained as Term Benchmark Loans, 6.50% per annum, and (b)(i) with respect to any Second-Out Term Loans maintained as Base Rate Loans, 4.00% per annum, and (ii) with respect to any Second-Out Term Loans maintained as Term Benchmark Loans, 5.00% per annum.

“Applicable Premium” means the Applicable Premium (First-Out Term Loan) or Applicable Premium (Second-Out Term Loan), as applicable.

“Applicable Premium (First-Out Term Loan)” means, with respect to any Applicable Premium Event occurring with respect to the First-Out Term Loans, (A) prior to the date that is eighteen months following the Closing Date, the Make-Whole Amount with respect to the First-Out Term Loans subject to such Applicable Premium Event, (B) on and after the date that is eighteen months following the Closing Date and prior to the date that is thirty months after the Closing Date, an amount equal to 2.00% of the aggregate principal amount of the First-Out Term Loans subject to such Applicable Premium Event on such date, (C) on and after the date that is thirty months after the Closing Date and prior to the date that is forty-two months after the Closing Date, an amount equal to 3.00% of the aggregate principal amount of the First-Out Term Loans subject to such Applicable Premium Event on such date, and (D) on and after the date that is forty-two months after the Closing Date, an amount equal to 0.00% of the aggregate principal amount of the First-Out Term Loans subject to such Applicable Premium Event on such date. For the avoidance of doubt, the Administrative Agent shall have no responsibility for calculating the foregoing.

“Applicable Premium (Second-Out Term Loan)” means, with respect to any Applicable Premium Event occurring with respect to the Second-Out Term Loans, (A) prior to the date that is eighteen months after the Closing Date, the Make-Whole Amount with respect to the Second-Out Term Loans subject to such Applicable Premium Event, (B) on and after the date that is eighteen months after the Closing Date and prior to the date that is thirty months after the Closing Date, an amount equal to 1.00% of the aggregate principal amount of the Second-Out Term Loans subject to such Applicable Premium Event on such date, and (C) on and after the date that is thirty months after the Closing Date, an amount equal to 0.00% of the aggregate principal amount of the Second-Out Term Loans subject to such Applicable Premium Event on such date. For the avoidance of doubt, the Administrative Agent shall have no responsibility for calculating the foregoing.

“Applicable Premium Event” means (a) any prepayment, whether a voluntary prepayment or a mandatory prepayment, (other than any mandatory prepayment pursuant to Section 2.03(b)(i) or (iv)) of all, or any part, of the principal balance of the Loans, whether before or after (i) the occurrence of a Default or an Event of Default or (ii) the commencement of any proceeding under any Debtor Relief Law and notwithstanding any acceleration (for any reason) of the Loans; (b) the acceleration of all of the First-Out Term Loans or Second-Out Term Loans for any reason, including, but not limited to, acceleration following or pursuant to an Event of Default, including as a result of the commencement of a proceeding under any Debtor Relief Law (including, without limitation, pursuant to Section 8.01(f)); (c) the satisfaction, release, payment, redemption, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Loans in any proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Lenders (whether directly or indirectly, including through the Administrative Agent or any other distribution agent), in full or partial satisfaction of the Term Loans; and (d) the termination of this Agreement prior to the Maturity Date for any reason.

If an Applicable Premium Event occurs under clause (b), (c) or (d) above, the entire outstanding principal amount of Term Loans (including all First-Out Term Loans and Second-Out Term Loans) shall be deemed to be subject to the Applicable Premium Event on the date on which such Applicable Premium Event occurs.

“Approved Fund” means, with respect to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease Obligation and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the Fiscal Years for Holdings ended March 30, 2024, April 1, 2023 and April 2, 2022 (including its Consolidated Subsidiaries) (in each case prepared in accordance with GAAP).

“Available Amount” means, at any time (the “Reference Date”), the sum of:

(a)            an amount equal to (x) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any Fiscal Year) for each Fiscal Year of the Borrower ending after the Closing Date minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Loans in accordance with Section 2.03(b)(i) (without regard to any optional prepayment of Loans); plus

(b)            the amount of any capital contributions (other than from a Subsidiary) and the Net Cash Proceeds from Qualified Equity Issuances (other than any amount applied pursuant to Section 7.03(k)) received by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(c)            to the extent the Borrower or a Subsidiary has made any Investment pursuant to Section 7.03(l), the net amount of any return on such Investment (whether through dividends, distributions, sale, cash repayments of principal, or other disposition of such Investment or the designation of an Subsidiary as a Subsidiary) actually received by the Borrower or a Subsidiary from such Investment; minus

(d)            the aggregate amount of any Investments made pursuant to Sections 7.03(l), any Restricted Payment made pursuant to Section 7.06(e)(ii) or any payment made pursuant to Section 7.12(d) during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (d), without taking account of the intended usage of the Available Amount on such Reference Date in the contemplated transaction).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.03.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” means any services or facilities provided to any Loan Party by any Agent, Lender, Former Lender or any Affiliate of an Agent, Lender or Former Lender (but excluding Cash Management Services) on account of (a) Swap Contracts, (b) purchase cards and (c) merchant services constituting a line of credit.

“Bankruptcy Code” has the meaning specified in the preamble hereto.

“Bankruptcy Court” has the meaning specified in the preamble hereto.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, (c) the Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. New York City time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology) and (d) 3.00% per annum. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until a successor rate to the Term SOFR Reference Rate has been determined pursuant to Section 3.03(b)), then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.03.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Required Lenders the applicable Benchmark Replacement Date:

(1)            [reserved]; or

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Required Lenders and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement for any applicable Available Tenor as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement for such Available Tenor will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Lenders and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code to which Section 4975 of the Code applies, or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning provided in Section 6.02.

“Borrowing” means a borrowing consisting of Loans of the same Type made, deemed converted or continued on the same date and, in the case of Term Benchmark Loans, having the same Interest Period.

“Business Day” means any day (other than a Saturday or a Sunday or any other holiday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) which is, or should be in accordance with GAAP, reflected as a “capital expenditure” in a Consolidated statement of cash flows of such Person for the period in which such expenditure occurs, provided that “Capital Expenditures” shall not include (a) any such expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by landlords with respect to such period of calculation, (b) any such expenditure with the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for Capital Expenditures within twelve months of the receipt of such proceeds, (c) any such expenditure with the proceeds or consideration received from any trade in of any Loan Party’s assets, or (d) any such expenditures which constitute a Permitted Acquisition.

“Capital Lease Obligations” means, with respect to any Person, the obligation of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Closing Date, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on April 6, 2012.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings, the Borrower, or any of their respective Subsidiaries:

(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender that offers such deposits, certificates of deposit or bankers’ acceptances in the ordinary course of such Lender’s business or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1.0 billion, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)            commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)            Investments, classified in accordance with GAAP as current assets of Holdings, the Borrower, or any of their respective Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e)            in the case of any Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (d) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Pay Notice” has the meaning assigned to such term in Section 2.06 of this Agreement.

“Cash Pay Trigger” means the delivery of financial statements referred to in Section 6.01(a) and Section 6.01(b) demonstrating that Consolidated Unadjusted EBITDA is equal to or greater than $45,000,000 for four consecutive Measurement Periods.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Agent, Lender, Former Lender or any Affiliate of an Agent, Lender or Former Lender: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, and (e) merchant services not constituting a Bank Product.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a “controlled foreign corporation” under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Cases” shall have the meaning specified in the preamble hereto.

“Chapter 11 Debtors” shall have the meaning specified in the preamble hereto.

“Change of Control” means an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan that in each case is not acting in concert with another Person), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)            Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower; or

(c)            a “change of control” or any comparable term under, and as defined in, the ABL Loan Documents or any other instrument, document or agreement governing Material Indebtedness shall have occurred, in any case that gives the holders thereof the right to require Holdings or any of its Subsidiaries to repurchase, offer to repurchase or immediately repay such Indebtedness.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are First-Out Term Loans or Second-Out Term Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of First-Out Term Loan Commitment or Second-Out Term Loan Commitment or (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” means January 28, 2025.

“Closing Date Equity Holders” means any investment vehicle, fund, account or subaccount that is managed or otherwise controlled by any of the following entities or any Affiliate of any of the following entities: (i) American Money Management Corp., (ii) Arbour Lane Capital Management, L.P., (iii) CrossingBridge Advisors, LLC, (iv) Glendon Capital Management L.P., (v) Golub Capital LLC, (vi) HPS Investment Partners, LLC, (vii) JPMorgan Chase Bank N.A., (viii) LCM Asset Management LLC, (ix) Loomis Sayles & Company L.P., (x) MJX Asset Management LLC, (xi) Nassau Global Credit LLC, (xii) Tikehau Capital North America LLC, (xiii) Z Capital Credit Partners LLC and (xiv) ZAIS Group LLC.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” or “Trust Property,” as applicable, referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Acquiom, in its capacity as collateral agent under the Loan Documents, or any successor collateral agent as provided in Section 9.01(b).

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Swedish Pledge Agreement, the Intellectual Property Security Agreement, the Mortgages, the Intercreditor Agreement, collateral assignments, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means the First-Out Term Loan Commitments, Second-Out Term Loan Commitment, and the Incremental Term Loan Commitments.

“Committed Loan Notice” means a notice of a Borrowing, which, if in writing, shall be substantially in the form of Exhibit A-l.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D with such modifications thereto as may be mutually agreed by the Required Lenders and the Borrower to reflect the amendments to this Agreement.

“Confirmation Order” means the Order Approving (I) the Debtors’ Disclosure Statement and (II) Confirming First Amended Prepackaged Joint Plan of Reorganization of The Container Store Group, Inc. and its Debtor Affiliates Under Chapter 11 of The Bankruptcy Code, entered on January 24, 2025.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Adjusted EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries for the most recently completed Measurement Period plus (a) the following to the extent deducted (and not added back), excluded or otherwise not taken into account in calculating Consolidated Net Income for such Measurement Period:

(i) Consolidated Interest Charges,

(ii) the provision for Federal, state, local and foreign income taxes payable,

(iii) depreciation and amortization expense,

(iv) non-cash stock compensation paid to officers, directors, employees or consultants during such Measurement Period,

(v) all non-cash losses from Dispositions during such Measurement Period, other than Dispositions of inventory in the ordinary course of business,

(vi) Transaction Expenses,

(vii) expenses incurred in connection with the prepayment, amendment, or refinancing of Indebtedness during such Measurement Period,

(viii) non-cash expenses related to LIFO/LCM reserves and non-cash rent,

(ix) any non-cash purchase accounting adjustments made in connection with any acquisition permitted by this Agreement,

(x) pro forma “run rate” cost savings, operating expense reductions, operational improvements and synergies (net of the amount of actual amounts realized and excluding any revenue synergies) reasonably identifiable and factually supportable (in the good faith determination of Holdings) related to (A) the Transactions, (B) asset sales, acquisitions, Investments, Dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives (including the renegotiation of contracts and other arrangements) and other transactions disclosed to the Administrative Agent prior to the Closing Date that were consummated prior to the Closing Date and (C) asset sales, acquisitions, Investments, dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives (including the renegotiation of contracts and other arrangements) consummated after the Closing Date, in each case of (A), (B) and (C), projected by Holdings in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Holdings) and realized within 12 months (for the avoidance of doubt including in connection with any of the foregoing, or actions taken, prior to the Closing Date); provided that a duly completed certificate of a Responsible Officer has been delivered to the Administrative Agent certifying the matters set forth in this clause (x); provided further that the amount that may be added back pursuant to this clause (a)(x), together with the aggregate amounts added back pursuant to clause clauses (a)(xv) below, shall not exceed an aggregate amount equal to 25% of Consolidated Adjusted EBITDA for such Measurement Period (calculated prior giving effect to any such amounts);

(xi) expenses incurred during such Measurement Period in connection with closed stores, store closings, and store relocations in an amount not to exceed $7.5 million in the aggregate in such Measurement Period,

(xii) all transactional costs, expenses and charges payable to non-Affiliated third parties and made at the time of, and in connection with, any acquisition (whether or not consummated) in an amount not to exceed $7.5 million in the aggregate during such Measurement Period,

(xiii) (A) any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including with respect to Indebtedness, a refinancing thereof, whether or not successful and whether incurred prior to or after the Closing Date), in each case permitted to be incurred or made hereunder and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transaction (including in connection with the wind-down of the Chapter 11 Cases) and (B) the amount of any charge that is reimbursable by third parties pursuant to indemnification provisions or similar agreements or insurance; provided, that in respect of any fees, costs and expenses added back pursuant to this clause (B), Holdings in good faith expects to receive reimbursement for such fees and/or charges within the next 12 Fiscal Months (it being understood that to the extent not actually received within such 12 Fiscal Month period, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Months,

(xiv) non-cash losses (minus any non-cash gains) with respect to Swap Contracts during such Measurement Period,

(xv) extraordinary, unusual or non-recurring expenses, charges or losses during such period (as determined by the Borrower in good faith, it being understood that Item 10(e) of Regulation S-K under the Securities Act shall not constitute a limitation on any such determination), and

(xvi) pre-opening and grand opening expenses in an amount not to exceed $15.0 million in such Measurement Period;

(xv) any charge attributable to the undertaking and/or implementation of business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including, without limitation, in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses), including any business optimization charge, any restructuring charge (including any charge relating to any tax restructuring), any charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation charge, software development costs and any severance charge; provided that the amount that may be added back pursuant to this clause (a)(xv), together with the aggregate amounts added back pursuant to clause (a)(x) above, shall not exceed an aggregate amount equal to 25% of Consolidated Adjusted EBITDA for such Measurement Period (calculated prior giving effect to any such amounts);

(xvi) proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as Holdings in good faith expects to receive such proceeds within the next 12 Fiscal Months (it being understood that to the extent such proceeds are not actually received within such 12 Fiscal Month period, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Months));

(xvii) unrealized or realized net foreign currency translation or transaction losses impacting Consolidated Net Income (including, without limitation, currency remeasurements of Indebtedness and any net losses from Swap Contract for currency exchange risk associated with the above or any other currency-related risk); and minus

(b) (i) to the extent included in calculating Consolidated Net Income for such Measurement Period, all non-recurring, non-cash items increasing Consolidated Net Income (excluding any non-cash items that result in an accrual of a reserve for cash items in any future period) (in each case of or by Holdings and its Subsidiaries for such Measurement Period), (ii) non-cash gains from Dispositions other than Dispositions of inventory in the ordinary course of business, (iii) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (a)(xvi) above to the extent such business interruption proceeds were not received within the time period required by such clause and (iv) unrealized or realized net foreign currency translation or transaction gains impacting Consolidated Net Income (including, without limitation, currency remeasurements of Indebtedness and any net gains from Swap Contracts for currency exchange risk associated with the above or any other currency-related risk).

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt as of such date that is secured by a Lien on any of the Collateral on an equal priority basis (but without regard to control of remedies) with the Liens securing the Obligations to (b) Consolidated Adjusted EBITDA for the most recently completed Measurement Period.

“Consolidated Interest Charges” means, for any Measurement Period, Consolidated interest expense (net of interest income) of Holdings and its Subsidiaries determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt as of such date to (b) Consolidated Adjusted EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary non-cash gains and extraordinary non-cash losses for such Measurement Period, (b) for the purposes of calculation Consolidated Adjusted EBITDA for Section 7.06(e) only, the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period (provided that this clause (b) shall not, with respect to any Foreign Subsidiary, exclude income that can only be distributed following the adoption of the relevant annual accounts or Consolidated annual accounts for such Foreign Subsidiary’s Fiscal Year), except that Consolidated Net Income shall be reduced to the extent of any equity held by Holdings or any of its Subsidiaries in any net loss of any such Subsidiary for such Measurement Period, (c) the income (or loss) of any Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of Holdings or its Subsidiaries or is merged into or Consolidated with Holdings or a Subsidiary or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (d) any income (or loss) for such period of any Person if such Person is not a Subsidiary of Holdings, except that Consolidated Net Income shall be increased by the aggregate amount of cash actually distributed by such Person during such Measurement Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary which is not a Loan Party, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso), and (e) the cumulative effect of changes in accounting principles.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt as of such date that is secured by a Lien on any of the Collateral to (b) Consolidated Adjusted EBITDA for the most recently completed Measurement Period.

“Consolidated Unadjusted EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries for the most recently completed Measurement Period plus the following to the extent deducted (and not added back), excluded or otherwise not taken into account in calculating Consolidated Net Income for such Measurement Period: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable and (iii) depreciation and amortization expense.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Notice” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of Term Benchmark Loans, pursuant to Section 2.02(c), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R § 47.3(b); or

(c)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 11.22.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means for Loans and any other amounts due hereunder, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term Benchmark Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, or (c) has (i) become the subject of a bankruptcy or insolvency proceeding or (ii) become the subject of a Bail-In Action.

“Designated Noncash Consideration” means non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate of a responsible officer of the Borrower, setting forth the basis of such valuation.

“Discharge of ABL Obligations” has the meaning specified in the Intercreditor Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (including any sale and leaseback transaction) of any property (including, without limitation, any Equity Interests or Disqualified Equity Interests of any other Person held by a specified Person) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, resulting in consideration to such Person (including assumption of liabilities) for any such transaction or series of related transactions in excess of $1.0 million.

“Disqualified Equity Interests” means any Equity Interests of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or sales event shall be subject to the prior repayment in full of the Loans and all other Obligations hereunder), or is redeemable at the option of the holder thereof, in whole or in part (other than solely for Qualified Equity Interests), in each case prior to the six month anniversary of the Maturity Date, (b) requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case prior to the six month anniversary of the Maturity Date, or (c) is convertible into or exchangeable for debt securities or for any Equity Interest referred to in clause (a) above, in each case at any time prior to the six month anniversary of the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar”, “dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Early Maturity Basket” means an aggregate principal amount equal to the greater of (x) $37.5 million and (y) 75% of Consolidated Adjusted EBITDA.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Secured Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250.0 million; (c) an Approved Fund; (d) any Person to whom a Secured Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Secured Party’s rights in and to a material portion of such Secured Party’s portfolio of term loan credit facilities and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default under Section 8.01(a) or 8.01(f) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Subsidiaries.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, common law, judgments, orders, decrees, permits, concessions, grants, franchises or licenses, relating to pollution or the protection of the environment or the Release or threat of Release of any hazardous substances, materials or wastes (including Hazardous Materials) into the environment or human health (to the extent related to exposure to Hazardous Materials), or generation, storage, treatment, transport or handling of any Hazardous Materials.

“Environmental Liability” means any liability, whether pending or threatened (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity under common control with Holdings or the Borrower and with which Holdings or the Borrower would be treated as a single employer within the meaning of Section 414 of the Code or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings, the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) with respect to any Pension Plan, a failure to satisfy the minimum funding standard under Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, whether or not waived; (d) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by Holdings, the Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by Holdings or the Borrower of notice from any Multiemployer Plan that it is insolvent (within the meanings of Section4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate under Section 4042 of ERISA a Pension Plan or Multiemployer Plan; (g) the appointment of a trustee to administer under Section 4042 of ERISA any Pension Plan or Multiemployer Plan; or (h) with respect to any Pension Plan the imposition of a lien or the posting of a bond or other security pursuant to Section 436(f) of the Code or Section 206(g)(5) of ERISA.

“Event of Default” has the meaning specified in Section 8.01. An “Event of Default” shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 11.01.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Excess Cash Flow” means, for any Fiscal Year of Holdings, the sum (without duplication) of:

(a)            the Consolidated Net Income (or loss) of Holdings and its Subsidiaries for such Fiscal Year, adjusted (i) to exclude any gains or losses attributable to any events as a result of which a mandatory prepayment (other than from Excess Cash Flow) of the Facility is required and (ii) to subtract the amount, if any, by which taxes paid or required to be paid in cash with respect to such Fiscal Year exceeds the amount of taxes deducted in calculating Consolidated Net Income and to add the amount, if any, by which taxes paid or required to be paid with respect to such Fiscal Year in cash are less than the amount deducted in calculating Consolidated Net Income; plus

(b)            depreciation, amortization and other non-cash charges or losses deducted in determining such Consolidated Net Income (or loss) for such Fiscal Year; plus

(c)            the amount, if any, by which Net Working Capital decreased during such Fiscal Year (except as a result of the reclassification of items from short-term to long-term or vice-versa); minus

(d)            the amount, if any, by which Net Working Capital increased during such Fiscal Year (except as a result of the reclassification of items from short-term to long-term or vice-versa); minus

(e)            cash expenditures of Holdings and its Subsidiaries for and incurred in connection with Permitted Acquisitions or Investments pursuant to Section 7.03(l) during such Fiscal Year (except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Net Income (or loss) for such Fiscal Year); minus

(f)            permanent repayments of Indebtedness (including any premium, make-whole or other penalty associated therewith) other than, solely for the purposes of Section 2.03(b), Indebtedness hereunder, made in cash by the Subsidiaries during such Fiscal Year and permitted hereunder, but, only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness; minus

(g)            cash payments by the Borrower and the Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period; minus

(h)            the amount expended in respect of voluntary prepayments of Loans made pursuant to Section 2.03(d) (other than in connection with a refinancing); minus

(i)            Restricted Payments made in cash by the Borrower during such Fiscal Year pursuant to Section 7.06(c) or (d); minus

(j)            Capital Expenditures actually made in cash by Holdings and its Subsidiaries in such Fiscal Year (except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Net Income (or loss) for such Fiscal Year); minus

(k)            any non-cash gains included in determining such Consolidated Net Income (or loss) for such Fiscal Year.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such Loan Party’s obligations under the last paragraph of Section 10.01 become effective with respect to such related Swap Obligation.

“Excluded Taxes” means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes (or similar taxes) imposed by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or resident in, maintaining a Lending Office in, or doing business in such jurisdiction, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any U.S. federal withholding tax to the extent imposed pursuant to a law in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01; (c) taxes attributable to a Lender’s failure to comply with Section 3.01(e) or (f) and (d) any tax imposed as a result of such recipient’s failure to establish a complete exemption under FATCA.

“Existing DIP Administrative Agents” has the meaning set forth in the preamble.

“Existing DIP Credit Agreement” has the meaning set forth in the preamble.

“Existing DIP Facility” shall mean the asset based revolving credit facility of the Borrower governed by the Existing DIP Credit Agreement.

“Existing DIP Lenders” has the meaning set forth in the preamble.

“Existing Liens” has the meaning set forth in Section 11.01(h).

“Existing Term Loan Facility” means the credit agreement governing the $200.0 million senior secured term loan facility dated as of April 6, 2012, among the Borrower, the guarantors party thereto, the lenders party thereto and JPMorgan as administrative agent and collateral agent, as amended or modified from time to time.

“Extraordinary Receipt” means any cash received by or paid to any Person in respect of proceeds of insurance (other than (i) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and (ii) in respect of any leased property (or assets located on such leased property) to the extent that such proceeds are required to be paid to the landlord of such Person pursuant to the terms of the Lease for such leased property) and condemnation awards (and payments in lieu thereof), in each case, to the extent the amount of cash received by or paid to such person is at least $1.0 million.

“Facility” has the meaning set forth in the preamble.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any successor provision that is substantively comparable and not materially more onerous to comply with, and, in each case, any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(i) of the Code and any intergovernmental agreements (together with any law implementing such agreements).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“First-Out DIP Term Loans” has the meaning set forth in the preamble.

“First-Out Term Loan Commitments” means, with respect to each Lender, the commitment to make First-Out Term Loans hereunder in accordance with Section 2.01(a), expressed as an amount representing the maximum principal amount of the First-Out Term Loans to be made by such Lender hereunder, as such commitment may be reduced from time to time (a) pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption or (b) upon the incurrence of such First-Out Term Loans pursuant to Section 2.01(a). The initial amount of each Lender’s First-Out Term Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its First-Out Term Loan Commitment.

“First-Out Term Loan Interest Payment Date” means (i) the last Business Day of each calendar month commencing with February 28, 2025, (ii) upon any prepayment due to acceleration or any other prepayment or repayment, and (iii) the Maturity Date.

“First-Out Term Loan PIK Margin” means 5.50% per annum.

“First-Out Term Loans” has the meaning set forth in the preamble.

“First Priority Lien” means any Lien purported to be created on any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to (i) in the case of Mortgages, Permitted Encumbrances, and (ii) otherwise, Permitted Liens).

“Fiscal Month” means any fiscal month of any Fiscal Year.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year.

“Fiscal Year” means any period of twelve consecutive Fiscal Months ending on the Saturday closest to March 31 in each calendar year (except for 53-week years).

“Flood Documentation” means, with respect to each Mortgaged Property located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 6.07 hereof and the applicable provisions of the Collateral Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iii) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Floor” means a rate of interest equal to 2.00% per annum.

“Foreign Lender” means any Lender that is not, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. In addition, solely for purposes of clause (b) of the definition of “Excluded Taxes,” a Foreign Lender shall include a partnership or other entity treated as a partnership created or organized in or under the laws of the United States, or any political subdivision thereof, but only to the extent the partners of such partnership (including indirect partners if the direct partners are partnerships or other entities treated as partnerships for U.S. federal income tax purposes created or organized in or under the laws of the United States, or any political subdivision thereof) are treated as Foreign Lenders under the preceding sentence.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Holdings, the Borrower or any Subsidiary with respect to employees employed by Holdings, the Borrower or any Subsidiary outside the United States that is not subject to the laws of the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Former Lender” means any Person that was a Lender but that has assigned all of its Loans and Commitments, and no longer holds any Loans and Commitments and, at the time of such assignment, was, or an Affiliate of such Lender was, a counterparty under any agreement with respect to Bank Products or Cash Management Services with any Loan Party, which agreements relating to Bank Products or Cash Management Services have not expired, been paid out or otherwise terminated or renewed.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provisions (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to, with respect to clause (a) above, the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or, with respect to clause (b) above, the fair market value of the property subject to (or contemplated to be subject to) such Lien as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Holdings and the Subsidiary Guarantors listed on Schedule 6.12 and each other Subsidiary of Holdings that is required to sign a counterpart to this Agreement pursuant to Section 6.12(a)(i).

“Guaranty” means the guaranty contained in Article X hereof made by the Guarantors in favor of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated or defined as hazardous or toxic (or words of similar import) pursuant to any Environmental Law.

“Holdings” means The Container Store Group, Inc., a Delaware corporation.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” means, at any time, the excess, if any, of the greater of (a) the sum of (i) the greater of (x) $75.0 million and (y) 150% of Consolidated Adjusted EBITDA plus (ii) all voluntary prepayments of the existing Facility other than with the proceeds of long term Indebtedness and (b) any amount so long as, in the case of this clause (b), (i) if such Indebtedness is secured by a Lien on an equal priority basis with the Liens on the Collateral securing the Obligations, on a Pro Forma Basis, the Consolidated First Lien Leverage Ratio for the Measurement Period most recently ended prior to the incurrence of such Indebtedness does not exceed 2.50 to 1.00, (ii) if such Indebtedness is secured by a Lien on a junior priority basis with the Liens on the Collateral securing the Obligations, on a Pro Forma Basis, the Consolidated Secured Leverage Ratio for the Measurement Period most recently ended prior to the incurrence of such Indebtedness does not exceed 3.50 to 1.00 and (iii) if such Indebtedness is secured solely by Liens on property or assets not constituting Collateral or if such Indebtedness is unsecured, on a Pro Forma Basis, the Consolidated Leverage Ratio for the Measurement Period most recently ended prior to the incurrence of such Indebtedness does not exceed 4.50 to 1.00 (it being understood that if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing for the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (b))).

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.12, to make Incremental Term Loans to the Borrower.

“Incremental Term Loans” means Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.12 and provided for in the relevant Additional Credit Extension Amendment, Other Term Loans.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            net obligations of such Person under Swap Contracts;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business which are being disputed in good faith by appropriate proceedings or which are not past due for more than 120 days after the date on which such trade account was created, any bona fide earn-out obligation or purchase price adjustment until such obligation is not paid after becoming due and payable and accounts for payroll and other liabilities in the ordinary course of business);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness in respect of Capital Lease Obligations and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)            all obligations of such Person in respect of Disqualified Equity Interests; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of outstanding Indebtedness as of any date shall be the principal amount or accreted value thereof at such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 11.07.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans, indicia of origin, and other source and/or business identifiers, and all registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; unpatented inventions (whether or not patentable); patents and patent applications; license agreements related to any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit C.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and, except as contemplated by Section 2.01, ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that:

(a)            if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period;

(c)            no Interest Period longer than one month may be selected prior to the date that is the 30th day following the Closing Date; and

(d)            no tenor that has been removed from this definition pursuant to Section 3.03(e) shall be available for specification in such Committed Loan Notice or Conversion/Continuation Notice. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of another Person or of the assets of another Person that constitute a discrete business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Borrower’s good faith estimate of the fair market value of such asset or property at the time such Investment is made)), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, laws (including common law), treaties, rules, guidelines, regulations, judgments, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, preference, or priority in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Estate, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent, acting at the direction of Required Lenders, of those rights and remedies accorded to such Agents under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or going out of business sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidity” means, as of any date of determination, the sum of (i) unrestricted cash and Cash Equivalents of the Loan Parties (it being understood that (a) whether cash and Cash Equivalents is restricted or unrestricted shall be determined in accordance with GAAP and (b) cash and Cash Equivalents shall not be deemed restricted solely as a result of being subject to a Lien securing the Obligations and the Obligations under the ABL Facility) plus (ii) an amount equal to ABL Excess Availability less 10% of the lesser of (x) the Borrowing Base and (y) the Aggregate Commitments (each as defined in the ABL Credit Agreement).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Administrative Agent Fee Letter and (e) each Additional Credit Extension Amendment.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loans” means the First-Out Term Loans, Second-Out Term Loans, and Incremental Term Loans.

“Make-Whole Amount” means, as of any date of determination, an amount equal to the present value of (1) all required remaining scheduled interest that would accrue on the Term Loans, subject to the Applicable Premium Event, from the date of determination through the date that is eighteen months after the Closing Date, assuming that the rate of interest will be equal to the rate of interest in effect on the determination date, including default interest, if applicable (which shall not include, for the avoidance of doubt, accrued and unpaid interest through the date on which the Make-Whole Amount shall be paid), plus (2) the Applicable Premium payable as if such Applicable Premium Event occurred on the day immediately following the eighteen-month anniversary of the Closing Date, in each case, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum. For the avoidance of doubt, the Administrative Agent shall have no responsibility for calculating the foregoing.

“Material Adverse Effect” means (a) any change, circumstance, event or effect that would be materially adverse to the assets, liabilities, business, financial condition or results of operations of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, or of the ability of any of Holdings, the Borrower or any Subsidiary to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any of Holdings, the Borrower or any Subsidiary of any Loan Document to which it is a party; provided, that, the Chapter 11 Cases, the entry of the Confirmation Order and the facts disclosed publicly in the filings made in connection therewith and the consummation of the Approved Plan of Reorganization in accordance with such Approved Plan of Reorganization shall not constitute a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of any of the Holdings or any of its Subsidiaries in an aggregate principal amount exceeding $15.0 million for all such Persons. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof.

“Material Intellectual Property” means any Intellectual Property that, individually or in the aggregate, is material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole.

“Material Subsidiary” means, at any date of determination, any Subsidiary or group of Subsidiaries (a) whose total assets at the last day of the most recently ended Measurement Period were equal to or greater than 5% of the Consolidated total assets of Holdings and its Consolidated Subsidiaries at such date, or (b) whose gross revenues for such Measurement Period were equal to or greater than 5% of the Consolidated gross revenues of Holdings and its Consolidated Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” means (a) with respect to the First-Out Term Loans, April 30, 2029, and (b) with respect to the Second-Out Term Loans, July 30, 2029.

“Maximum Rate” has the meaning specified in Section 11.09.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of Holdings and its Subsidiaries for which financial statements pursuant to Section 6.01(a) or (b) have been, or were required to have been, delivered for the applicable fiscal period.

“Mortgage” means any deed of trust, trust deed, deed to secure debt, mortgage or other similar instrument, as applicable, creating a real property Lien on and security interest in Real Estate in favor of Collateral Agent on behalf of the Secured Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

“Mortgage Policy” has the meaning specified in Section 6.12(b).

“Mortgaged Property” means each parcel of Real Estate owned in fee by any Loan Party, if any, which shall be subject to a Mortgage pursuant to Section 6.12.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which Holdings, the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions on behalf of participants who are or were employed by any of them.

“Net Cash Proceeds” means:

(a)            with respect to any Disposition by Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of Holdings or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, including the monetization of any Designated Noncash Consideration, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness (plus any premium or other required payment on account thereof) that is secured by a Lien having priority over the Lien of the Collateral Agent (if any) on the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents, but including, the payment of the proceeds from any ABL Priority Collateral in reduction of the Indebtedness under the ABL Facility) plus, in the case of any Disposition by a Foreign Subsidiary or an Extraordinary Receipt received by a Foreign Subsidiary, the principal amount of Indebtedness (if any) of such Foreign Subsidiary or other Foreign Subsidiaries proposed to be repaid with such Net Cash Proceeds and (B) the reasonable out-of-pocket expenses incurred by Borrower or such Subsidiary in connection with such transaction; and

(b)            with respect to the incurrence or issuance of any Indebtedness not permitted to be incurred or issued pursuant to Section 7.02 by Borrower or any Subsidiary, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuances over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Borrower or such Subsidiary in connection with such incurrence or issuance.

“Net Working Capital” means, at any date, (a) the Consolidated current assets of Holdings and its Subsidiaries as of such date (excluding cash and current assets in respect of income taxes) minus (b) the Consolidated current liabilities of Holdings and its Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and deferred income taxes). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Note” means a promissory note made by the Borrower in favor of a Lender, evidencing Loans made by such Lender, substantially in the form of Exhibit E.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means (a) all debts (including principal, interest, fees, the Applicable Premium, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan (including any Other Term Loan), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) any Other Liabilities, excluding, with respect to any Guarantor that is not a Qualified ECP Guarantor, Excluded Swap Obligations of such Guarantor.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, limited partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Liabilities” means amounts due on account of or arising from (a) any Cash Management Services furnished to any of the Loan Parties and (b) any transaction which arises out of any Bank Product entered into with any of the Loan Parties, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including any interest, additions to tax or penalties applicable thereto) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Loans” has the meaning specified in Section 2.12(a).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan,” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Title IV of ERISA and is sponsored or maintained by Holdings, the Borrower or any ERISA Affiliate or to which Holdings, the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years on behalf of participants who are or were employed by any of them.

“Perfection Certificate” means a certificate in the form of Exhibit H-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit H-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” has the meaning assigned to such term in Section 7.03(h).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Holders” means (i) Closing Date Equity Holders and (ii) any Person that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the total voting power of the Voting Stock of Holdings, and of which no other any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan that in each case is not acting in concert with another Person), other than any of the Closing Date Equity Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)) more than 50% of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right).

“Permitted Holdco Debt” means Indebtedness of Holdings that (A) is not subject to any Guarantee by the Borrower or any other Subsidiary, (B) will not mature prior to the date that is 180 days after the Maturity Date, (C) has no scheduled amortization or mandatory redemption of principal (excluding customary offers to purchase under certain circumstances, such as a “change in control”) prior to the date that is 180 days after the Maturity Date, (D) does not require or permit payments in cash of interest or other amounts in the nature of interest prior to the date that is 180 days after the Maturity Date, (E) is subordinated to the Obligations on terms reasonably acceptable to the Required Lenders, (F) is unsecured, (G) is not convertible into or exchangeable for any Indebtedness or Equity Interests other than Equity Interests in Holdings (other than Disqualified Equity Interests) on market terms, (H) has covenants, defaults and remedies provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior credit facilities, and (I) the net proceeds from which are contributed by Holdings to the Borrower or any of the Subsidiaries for its general corporate purposes (including, without limitation, for the payment of the purchase price for acquisitions permitted under Section 7.03(h)).

“Permitted Indebtedness” has the meaning specified in Section 7.02.

“Permitted Lien” has the meaning specified in Section 7.01.

“Permitted Protest” means the protest by the Borrower or any Subsidiary of any Lien (other than any such Lien that secures the Obligations), taxes, or rental payment, provided that (a) a reserve with respect to such obligation is established on the books and records of the applicable Person in such amount (if any) to the extent required under GAAP, (b) any such protest is prosecuted diligently by the Borrower or such Subsidiary, as the case may be, in good faith, by appropriate proceedings, (c) such protest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (d) the failure to make payment during the pendency of such protest, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person (or any successor of such Person) by such Person or its successor; provided that (a) the principal or committed amount (or accreted value, if applicable) thereof does not exceed the sum of (i) the outstanding principal or committed amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended plus (ii) prepayment premiums and other reasonable amounts paid, and fees (including original issue discount and upfront fees) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with regard to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 7.03(f) or Section 7.03(h) such modification, refinancing, refunding, renewal or extension has (i) a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended and (ii) a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is Subordinated Indebtedness, such modification, refinancing, refunding, renewal or extension (i) is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Subordinated Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) does not require payments of cash interest prior to the date that is six months following the maturity date of the Indebtedness being refinanced in amounts greater than was required by the Indebtedness being refinanced, and (iii) contains covenants and events of default that are not more restrictive taken as a whole than the covenants and events of default contained in the documentation governing the Indebtedness being refinanced (as determined in good faith by the Borrower), and (d) no property of any Loan Party or Subsidiary shall constitute collateral security for the Indebtedness so modified, refinanced, refunded, renewed, or extended other than any Permitted Liens.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Petition Date” has the meaning assigned to such term in the preamble hereto.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by Holdings, the Borrower or, with respect to any such Plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Plan of Reorganization” means First Amended Prepackaged Joint Plan of Reorganization of The Container Store Group, Inc. and its Debtor Affiliates Under Chapter 11 of The Bankruptcy Code, dated January 23, 2025, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof, among the Loan Parties and the Collateral Agent, together with each other pledge agreement and pledge agreement supplement delivered pursuant to Section 6.12(a)(iii), as amended.

“Pledged Debt” means any debt instrument constituting Collateral under any of the Collateral Documents.

“Pledged Equity” means any certificated equity security constituting Collateral under any of the Collateral Documents.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Public Offering” means a public offering of the Equity Interests of Holdings (or any direct or indirect parent thereof) pursuant to an effective registration statement under the Securities Act.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 11.22.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “ECP” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “ECP” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Equity Issuance” means any sale or issuance (other than to the Borrower or a Subsidiary) of any Qualified Equity Interests of the Borrower.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party.

“Reference Time” with respect to any setting of the then-current Benchmark means, (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (New York City time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (b) [reserved] or (c) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Loans” has the meaning provided in Section 11.01.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating of any Hazardous Material into or through the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or, in each case, any successor thereto.

“Relevant Rate” means with respect to any Term Benchmark Borrowing, the Term SOFR Rate.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived by regulation.

“Required First-Out Lenders” means the Lenders holding a majority in the aggregate principal amount of the First-Out Term Loans.

“Required Lenders” means the Lenders holding (x) a majority in the aggregate principal amount of the First-Out Term Loans and (y) a majority in the aggregate principal amount of the First-Out Term Loans and the Second-Out Term Loans, collectively; provided, however, that, solely with respect to the exercise of remedies following the occurrence and during the continuance of an Event of Default, Required Lenders shall mean the Required First-Out Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief administrative officer, any executive or senior vice president, vice president of finance and treasury, treasurer, assistant treasurer or controller of a Loan Party or any of the other officers designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) by Borrower or any of its Subsidiaries with respect to any Equity Interest of Holdings or any of its Subsidiaries, or any payment by Borrower or any of its Subsidiaries (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Borrower’s or any of its Subsidiaries’ direct or indirect stockholders, partners or members (or the equivalent of any thereof).

“Restriction” has the meaning specified in Section 2.03(c).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second-Out DIP Term Loans” has the meaning set forth in the preamble.

“Second-Out PIK Election” has the meaning set forth in Section 2.06(c).

“Second-Out Term Loan Commitments” means, with respect to each Lender, the commitment to make Second-Out Term Loans hereunder in accordance with Section 2.01(b), expressed as an amount representing the maximum principal amount of the Second-Out Term Loans to be made by such Lender hereunder, as such commitment may be reduced from time to time (a) pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption or (b) upon the incurrence of such Second-Out Term Loans pursuant to Section 2.01(b). The initial amount of each Lender’s Second-Out Term Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Second-Out Term Loan Commitment.

“Second-Out Term Loan Interest Payment Date” means (i) the last Business Day of the Fiscal Month ending on July 31, 2025, and the last Business Day of each six-month period thereafter, (ii) upon any prepayment due to acceleration or any other prepayment or repayment, and (iii) the Maturity Date.

“Second-Out Term Loan PIK Margin” means 4.0% per annum.

“Second-Out Term Loans” has the meaning set forth in the preamble.

“Second Priority Lien” means any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is second in priority only to the Liens created under the ABL Loan Documents (subject to (i) in the case of Mortgages, Permitted Encumbrances) and (ii) otherwise, Permitted Liens).

“Secured Party” means (a) each Lender, (b) the Administrative Agent, (c) the Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (e) the permitted successors and assigns of each of the foregoing.

“Secured Party Expenses” means, without limitation, (a) all reasonable and documented in reasonable detail out-of-pocket expenses incurred by the Agents, and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented in reasonable detail fees, charges and disbursements of (A) counsel for the Agents, provided that the Agents shall be entitled to be reimbursed for no more than one counsel and, if reasonably necessary, for one local counsel in each relevant jurisdiction material to the interest of the Lenders, in each case, selected by the Agent, absent a conflict of interest between any of such Persons where the affected Persons inform the Borrower of such conflict, in which case the affected Persons may engage and be reimbursed for one additional counsel, (B) outside consultants for the Agents, (C) appraisers, and (D) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations and (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations and (b) all reasonable and documented in reasonable detail out-of-pocket expenses incurred by the Secured Parties who are not the Agents, or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Secured Parties shall be entitled to reimbursement for no more than one counsel representing all such Secured Parties (absent a conflict of interest between the Secured Parties, where the affected Secured Parties inform the Borrower of such conflict, in which case the Secured Parties may engage and be reimbursed for one additional counsel).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (in each case, as amended), and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the date hereof, among the Loan Parties and the Collateral Agent, together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12(a)(iii), as amended.

“Senior Liens” has the meaning set forth in Section 11.01(h).

“series” means, with respect to any Incremental Term Loans, all such Loans that have the same maturity date, amortization and interest rate provision and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any Investment that results in a Person becoming a Subsidiary, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a Store or any Disposition of a business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), any Restricted Payment or Incremental Term Loan and any other transaction that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis.”

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Subsidiary.

“Subordinated Indebtedness” means all Indebtedness of a Loan Party that is subordinate in right of payment to any or all of the Obligations pursuant to subordination provisions reasonably acceptable to the Required Lenders and which provide, without limitation, (a) for a maturity after the Maturity Date, (b) that such Indebtedness is unsecured, (c) that no principal payments shall be required to be made until after the Maturity Date, and (d) that interest shall accrue and be payable in cash at a market rate of interest, subject to the right of the Administrative Agent to impose a payment blockage period upon the occurrence and during the continuance of any Event of Default. In no event shall Disqualified Equity Interests be deemed Subordinated Indebtedness.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantors” means collectively, all Subsidiaries of the Borrower other than (i) any CFC, (ii) any Subsidiary owned directly or indirectly by a CFC or (iii) any Domestic Subsidiary if substantially all of the assets of such Domestic Subsidiary consist of Equity Interests in one or more Foreign Subsidiaries that are CFCs.

“Supported QFC” has the meaning assigned to it in Section 11.22.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, provided that with respect to any of the Mortgaged Properties described on Schedule 5.07(c) where no new construction has occurred since the most recent survey and no new encumbrances have been created since the date of such survey, a survey affidavit of no change shall satisfy the provisions of this clause (ii), (iii) certified by the surveyor (in a manner reasonably acceptable to the Required Lenders) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 6.12, or (b) otherwise acceptable to the Collateral Agent.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swedish Credit Facility” means the Master Credit Agreement, dated March 18, 2019, between Elfa International AB and Nordea Bank Abp, filial i Sverige, including any related notes, guarantees and collateral documents executed in connection therewith, and in each case as amended, restated, modified, refinanced, renewed, refunded, restructured or replaced in any manner.

“Swedish Pledge Agreement” means the share pledge agreement between the Borrower as pledgor and the Collateral Agent in accordance with this Agreement.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and the Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Benchmark Loans” means a Loan that bears interest based on the Term SOFR Rate.

“Term Loans” means, individually or collectively as the context may require, First-Out Term Loans, Second-Out Term Loans, and Incremental Term Loans.

“Term Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., New York City time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Title Company” means any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Collateral Agent.

“Total Debt” means, at any date of determination (i) the aggregate principal amount of Indebtedness (other than contingent Indebtedness of the type described in clause (b) of the definition of “Indebtedness” and obligations under Swap Contracts permitted by Section 7.02(a)(except to the extent any such Swap Contract has terminated)) of Holdings and its Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP less (ii) the aggregate amount of unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries on such date.

“Total Outstandings” means, on any date, the aggregate outstanding amount of all Loans, after giving effect to any borrowings or repayments of Loans occurring on such date.

“Transaction” means, collectively, (a) the execution of the ABL Facility and the lending of Loans thereunder, (b) the entering into the Loan Documents by the Loan Parties and their applicable Subsidiaries, (c) the termination and repayment of all Indebtedness under the Borrower’s ABL DIP Facility, (d) refinance all Indebtedness under the Borrower’s Existing DIP Facility, (e) the consummation of any other transactions in connection with the foregoing, including, without limitation, the consummation of the Approved Plan of Reorganization and (f) the payment of the fees and Transaction Expenses.

“Transaction Expenses” means fees and expenses incurred in connection with the closing of this Agreement, the ABL Facility and the use of proceeds thereof.

“Transaction Support Agreement” means that certain Transaction Support Agreement (including all exhibits, schedules and attachments thereto), dated as of December 21, 2024 (as may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof), by and among the Chapter 11 Debtors and the Consenting Stakeholders (as defined therein).

“Treasury Rate” means with respect to any date of prepayment, the rate per annum equal to the yield to maturity at the time of computation of the United States Treasury securities with a constant maturity as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519) (or is obtainable from the Federal Reserve System’s Data Download Program as of the date of such H.15) that has become publicly available at least two Business Days prior to the date of delivery of the prepayment notice with respect to such date of prepayment (or, if such Statistical Release is no longer published, any publicly available source that is typically relied upon by similar market participants of similar market data selected by the Borrower in good faith) most nearly equal to the period from such date of prepayment to the five year anniversary of the Closing Date; provided, that, if the period from the date of prepayment to the five year anniversary of the Closing Date is not nearly equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of prepayment to the five year anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. For the avoidance of doubt, the Administrative Agent shall have no responsibility for calculating the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term Benchmark Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral or the availability of any remedy under the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection, priority or availability of such remedy.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined in the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling with IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” means the United States of America.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 11.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(iii).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right has been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary of those powers.

“Yield” for any Indebtedness on any date of determination will be the internal rate of return on any Loan determined by the Administrative Agent utilizing (a) the greater of (i) if applicable, any Floor applicable to such Loan on such date and (ii) the forward Term SOFR Rate curve (calculated on a quarterly basis) as calculated by the Administrative Agent in accordance with its customary practice during the period from such date to the final maturity date of such Indebtedness; (b) the Applicable Margin for such Loan on such date; and (c) the issue price of such Loan (after giving effect to any original issue discount or upfront fees paid to the market in respect of such Indebtedness (converted to interest margin based on an assumed four year weighted average life) but excluding customary arranger, underwriting, structuring, syndication or other fees not paid to the lenders providing such Indebtedness generally). For the avoidance of doubt, the Administrative Agent shall have no responsibility for calculating the foregoing.

1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any Law, agreement, instrument or other document (including any Organization Document) shall be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. “Knowledge” shall mean the actual knowledge of a Responsible Officer of the Borrower after reasonable investigation.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04          Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.06         Senior Debt. The Loans and other Obligations are hereby designated as “Senior Debt” and “Designated Senior Debt” (or other similar terms) for all purposes of any Subordinated Indebtedness.

1.07         Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under the Available Amount as so calculated.

1.08          Pro Forma Calculations.

(a)            Notwithstanding anything to the contrary herein, the Consolidated Leverage Ratio shall be calculated in the manner prescribed by this Section 1.08; provided that, notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.08, when calculating the Consolidated Leverage Ratio for purposes of Section 2.03(b)(i), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Measurement Period shall not be given pro forma effect.

(b)            For purposes of calculating the Consolidated Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Measurement Period or (ii) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period. If since the beginning of any applicable Measurement Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the Consolidated Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c)            Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits theretofore realized during such period from such actions; provided that (A) such amounts are reasonably identifiable, quantifiable and supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or expected to be taken no later than twelve (12) months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (D) the aggregate amount of cost savings and synergies added pursuant to this clause (c) for any such period after the Closing Date shall not exceed 10% of Consolidated Adjusted EBITDA for such Measurement Period (giving pro forma effect to the relevant Specified Transaction (but not to any cost savings or synergies)).

(d)           In the event that the Borrower or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Measurement Period or (ii) subsequent to the end of the applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Measurement Period.

1.09          Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II
THE COMMITMENTS AND BORROWINGS

2.01          The Loans.

(a)            First-Out Term Loans. Subject to the terms and conditions hereof, on the Closing Date, each Lender with a First-Out Term Loan Commitment severally and not jointly agrees to make a First-Out Term Loan denominated in Dollars to the Borrower in the aggregate principal amount equal to the amount of such Lender’s First-Out Term Loan Commitment by an exchange of its First-Out DIP Term Loans and accrued and unpaid interest in respect thereof, in accordance with Section 2.01(c) below. Upon such exchange, the First-Out Term Loan Commitment of such Lender shall terminate.

(b)            Second-Out Term Loans. Subject to the terms and conditions hereof, on the Closing Date, each Lender with a Second-Out Term Loan Commitment severally and not jointly agrees to make a Second-Out Term Loan denominated in Dollars to the Borrower in the aggregate principal amount equal to the amount of such Lender’s Second-Out Term Loan Commitment by an exchange of its Second-Out DIP Term Loans and accrued and unpaid interest in respect thereof, in accordance with Section 2.01(c) below. Upon such exchange, the Second-Out Term Loan Commitment of such Lender shall terminate.

(c)            On the Closing Date and subject to the satisfaction of the conditions precedent set forth in Section 4.01 hereof, pursuant to the terms of the Plan of Reorganization and Confirmation Order, each Lender shall be deemed to have exchanged on a dollar-for-dollar basis, pro rata among all applicable Lenders in accordance with their First-Out DIP Term Loans and Second-Out DIP Term Loans, First-Out DIP Term Loans and Second-Out DIP Term Loans into the First-Out Term Loans and Second-Out Term Loans, respectively, to be made by such Lender hereunder. The Borrower may not reborrow any portion of the Term Loans once repaid or prepaid.

(d)            Each Lender having an Incremental Term Loan Commitment severally agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Additional Credit Extension Amendment, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Each Incremental Term Borrowing shall consist of Incremental Term Loans made simultaneously by the applicable Incremental Term Lenders in accordance with their respective Incremental Term Loan Commitments.

(e)            Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Term Benchmark Loans as further provided herein. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

2.02         Borrowings, Conversions and Continuations of Loans.

(a)            Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the Borrower’s irrevocable delivery to the Administrative Agent of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each such Committed Loan Notice must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) (i) in the case of a Term Benchmark Borrowing, three U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term Benchmark Loans or of any conversion of Term Benchmark Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of the Borrowing of Base Rate Loans (except that the notice of the Borrowing of Loans on the Closing Date may be provided one Business Day prior to the Closing Date). The Borrowing of, conversion to or continuation of Term Benchmark Loans shall be in a principal amount of $2.0 million or a whole multiple of $1.0 million in excess thereof (or such amount as is the remainder of the applicable Loan). The Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or such amount as is the remainder of the applicable Loan). Each Committed Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed, (iii) the Class of Loans to which such notice relates, (iv) the Type of Loans to be borrowed, and (v) if applicable, the duration of the Interest Period with respect thereto. Each Conversion/Continuation Notice shall specify the Class of Loans to which such notice relates and (i) whether the Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) if applicable, the Type of Loans to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice of a conversion or continuation in a Conversion/Continuation Notice, then the Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the Borrower requests a Borrowing of Term Benchmark Loans in any such Committed Loan Notice or a conversion to or continuation of Term Benchmark Loans in a Conversion/Continuation Notice, but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month.

(b)            Following receipt of a Committed Loan Notice by the Administrative Agent, the Administrative Agent shall promptly notify each applicable Lender of the amount of its share of such Loan (based on the respective Commitments of the Lenders of the applicable Class) with respect to the Loans referred to in such Committed Loan Notice, and if no timely notice of a conversion or continuation in a Conversion/Continuation Notice is provided by the Borrower, the Administrative Agent shall notify each such Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the conditions set forth in Section 4.01 (or, if such Borrowing is an Incremental Term Borrowing, the conditions set forth in the applicable Additional Credit Extension Amendment and Section 2.12), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrower in like funds on the day of receipt by the Administrative Agent either by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)            Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term Benchmark Loans without the consent of the Required Lenders.

(d)            The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the calculation of the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to all Loans.

2.03          Prepayment.

(a)            Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Borrowing. All voluntary prepayments shall be applied first towards repayment of any outstanding First-Out Term Loans and then, following payment in full of the First-Out Term Loans, to the repayment of the Second-Out Term Loans, in each case on a pro rata basis; provided, however, that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) (A) three Business Days prior to any date of prepayment of Term Benchmark Loans and (B) one Business Day prior to any date of prepayment of Base Rate Loans, (ii) any prepayment of Term Benchmark Loans shall be in a principal amount of $2.0 million or a whole multiple of $1.0 million in excess thereof, or in each case, if less, the entire principal amount thereof then outstanding and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess, or in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s share of such prepayment (which shall be based on the respective principal amounts of Loans of the applicable Class held by each Lender). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein except that, subject to Section 3.05, any such notice in connection with a refinancing of all Loans may be conditioned upon obtaining the proceeds of a new financing. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)           Mandatory.

(i)             Within five Business Days after financial statements have been (or were required to have been) delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been (or is required to have been) delivered pursuant to Section 6.02(a), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) 50% of Excess Cash Flow for the Fiscal Year of Holdings (commencing with the Fiscal Year ending March 29, 2026) covered by (or which would have been covered by) such financial statements over (B) the aggregate principal amount of Loans prepaid or repaid pursuant to Section 2.03(a) or Section 2.05 during the Fiscal Year of Holdings covered by (or which would have been covered by) such financial statements or in the subsequent Fiscal Year prior to the date of any required payment pursuant to this Section 2.03(b)(i), except (x) with respect to any prepayments or repayments pursuant to Section 2.03(a), to the extent such prepayments or repayments occurred in connection with a refinancing of such Loans with other Indebtedness (such prepayments to be applied as set forth in clause (b)(v) below), (y) with respect to any prepayments or repayments pursuant to Section 2.05 that were made with the proceeds of loans under the ABL Facility (the “ABL Proceeds Loans”), to the extent such ABL Proceeds Loans have not been repaid (or been repaid with a refinancing of such Loans with other Indebtedness) on or prior to the last day of Holdings’ Fiscal Year ending March 28, 2026 or (z) if an amount is deducted pursuant to a payment made in a subsequent Fiscal Year, the same amount may not be deducted in the calculation of Excess Cash Flow in the subsequent Fiscal Year.

(ii)            If the Borrower or any of its Subsidiaries Disposes of any property (other than (i) with respect only to the ABL Priority Collateral, such portion of the Net Cash Proceeds that are then required to be paid to the lenders under the ABL Facility and (ii) any Disposition of any property permitted by Section 7.05(a), (b), (c), (d), (e), (g), (i) or (j)) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds promptly (and in any event within ten Business Days) following receipt thereof by such Person (such prepayments to be applied as set forth in clause (iv) below); provided, however, that so long as no Event of Default shall have occurred and be continuing, the Borrower or any other Subsidiary may reinvest all or any portion of such Net Cash Proceeds in the business of the Borrower or the Subsidiaries (including acquisitions permitted under Section 7.03(h) and inventory) so long as (A) within ten Business Days of receiving such Net Cash Proceeds the Borrower shall have delivered a certificate to the Administrative Agent stating that such Person intends to reinvest all or any portion of such Net Cash Proceeds in such assets, (B) within 365 days after the receipt of such Net Cash Proceeds, the Borrower shall have entered into a binding commitment to reinvest such proceeds as provided above, and (C) such Net Cash Proceeds are reinvested within 180 days of the date such commitment is entered into (as certified by the Borrower in writing to the Administrative Agent); provided, further, however, that (A) if the property subject to such Disposition constituted Collateral under the Collateral Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Collateral Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 6.12, and (B) pending reinvestment, any Net Cash Proceeds in respect of Term Priority Collateral in excess of $5.0 million shall be segregated from other funds of the Borrower and its Subsidiaries in a deposit account subject to a control agreement in favor of the Collateral Agent; and provided, further, however, that any Net Cash Proceeds not so reinvested within the time periods specified above shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03(b)(ii).

(iii)           Upon the incurrence or issuance by Borrower or any of its Subsidiaries of any Indebtedness not permitted to be incurred or issued pursuant to Section 7.02, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly (and in any event within one week) following receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below).

(iv)           Upon any Extraordinary Receipt being received by or paid to or for the account of Borrower or any of its Subsidiaries, and not otherwise included in clause (ii) of this Section 2.03(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly (and in any event within ten Business Days) following receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided, however, that with respect to any proceeds of insurance and condemnation awards (or payments in lieu thereof), and so long as no Event of Default shall have occurred and be continuing, such Person may apply such Net Cash Proceeds to replace or repair the equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received or to invest in assets that the Borrower determines in good faith are used or useful in the business of the Borrower or the Subsidiaries (including acquisitions permitted under Section 7.03(h) and inventory) so long as (A) within ten Business Days of receiving such Net Cash Proceeds the Borrower shall have delivered a certificate to the Administrative Agent stating that such Person intends to reinvest all or such portion of such Net Cash Proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received or to invest in such assets, (B) within 365 days after the receipt of such Net Cash Proceeds, the Borrower shall have entered into a binding commitment to reinvest such proceeds to replace or repair equipment, fixed assets or real property or to invest in such assets, and (C) such Net Cash Proceeds are so used within 180 days of the date such commitment is entered into (as certified by the Borrower in writing to the Administrative Agent); provided, further, however, that (A) if the property subject to such Extraordinary Receipt constituted Collateral under the Collateral Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Collateral Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 6.12 and (B) pending reinvestment, any Net Cash Proceeds in respect of Term Priority Collateral in excess of $5.0 million shall be segregated from the other funds of Holdings and its Subsidiaries in a deposit account subject to a control agreement in favor of the Collateral Agent; provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03(b)(iv).

(v)            Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.03(b) shall be applied (x) first, to the First-Out Term Loans (including the principal and interest owed thereon), until repaid in full and (y) then, to the Second-Out Term Loans, until repaid in full, in each case, on a pro rata basis.

Notwithstanding any of the other provisions of clauses (i), (ii), or (iv) of this Section 2.03(b), so long as no Default under Section 8.01(a) or Section 8.01(f) or Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clauses (i), (ii), or (iv) of this Section 2.03(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $5.0 million, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (i), (ii), or (iv) of this Section 2.03(b) to be applied to prepay Loans exceeds $5.0 million. Upon the occurrence of a Default under Section 8.01(a) or Section 8.01(f) or an Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.03(b) (without giving effect to the first sentence of this clause (v)) but which have not previously been so applied. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amount required pursuant to Section 3.05.

(vi)          The Borrower shall deliver to the Required Lenders and the Administrative Agent, (x) at the time of each prepayment required under this Section 2.03(b), a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (y) prior written notice of such prepayment; provided, that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) (A) three Business Days prior to any date of prepayment of Term Benchmark Loans and (B) one Business Day prior to any date of prepayment of Base Rate Loans, (ii) any prepayment of Term Benchmark Loans shall be in a principal amount of $2.0 million or a whole multiple of $1.0 million in excess thereof, or in each case, if less, the entire principal amount thereof then outstanding and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess, or in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid, any premium, Applicable Premium or Make Whole amount, and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s share of such prepayment (which shall be based on the respective principal amounts of Loans of the applicable Class held by each Lender). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein except that, subject to Section 3.05, any such notice in connection with a refinancing of all Loans may be conditioned upon obtaining the proceeds of a new financing. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(c)            The prepayments of the Loans pursuant to Section 2.03(b)(i), (ii) or (iv), to the extent the Net Cash Proceeds giving rise to the requirement to make a prepayment pursuant to one of such clauses are generated by a Foreign Subsidiary, shall be subject to (x) permissibility under local law relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary and (y) restrictions in its material organizational documents and in agreements governing Indebtedness of such Foreign Subsidiary (including as a result of minority ownership) (each restriction referred to in clauses (i) and (ii), a “Restriction”). Further, there will be no requirement to make any such prepayment where a Responsible Officer of the Borrower delivers a certificate to the Administrative Agent stating that it would incur a material tax liability by doing so. The non-application and nonpayment of any prepayment amounts pursuant to Sections 2.03(b)(i), (ii) or (iv) as a consequence of this Section 2.03(c) will not, for the avoidance of doubt, constitute a Default or an Event of Default, and such prepayment amounts shall be available for working capital purposes of Borrower and its Subsidiaries as long as not required to be prepaid in accordance with the following provisions. Borrower and its Subsidiaries will use and shall procure that any of their Subsidiaries will use commercially reasonable efforts to overcome or eliminate any Restrictions and/or minimize any such costs of prepayment and/or use the other cash resources of Borrower and its Subsidiaries (subject to the considerations above) to make the relevant prepayment. If at any time within one year of a prepayment being forgiven due to a Restriction, such Restriction is removed, any relevant proceeds will at the end of the then current Interest Period (or, if Base Rate Loans are then outstanding, immediately) be applied in accordance with the applicable prepayment provision above (net of any reasonable costs, expenses or taxes incurred by Borrower and its Subsidiaries and arising exclusively as a result of compliance with the preceding sentence).

(d)            In the event that an Applicable Premium Event occurs, the Borrowers shall pay the Applicable Premium in respect of Term Loans subject to such Applicable Premium Event to the Administrative Agent, for the ratable account of each of the Lenders.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if an Applicable Premium Event occurs, the Applicable Premium, if any, determined as of the date of such acceleration will also be due and payable and will be treated and deemed as though the Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Applicable Premium payable in accordance with this Section 2.03(d) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the prepayment date, and the Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing. The Applicable Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means). THE BORROWERS AND GUARANTORS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrowers and Guarantors expressly agree that (i) the Applicable Premium is reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.03(d), (v) their agreement to pay the Applicable Premium is a material inducement to the Lenders to provide the Commitments and make the Loans, and (vi) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such prepayment date.

2.04         Termination or Reduction of Commitments.

(a)            Each Lender’s First-Out Term Loan Commitments shall be permanently reduced on a dollar-for-dollar basis by the aggregate principal amount of any First-Out Term Loans made by such Lender in accordance with Section 2.01(a) in respect of such applicable First-Out Term Loan Commitments.

(b)            Each Lender’s Second-Out Term Loan Commitments shall be permanently reduced on a dollar-for-dollar basis by the aggregate principal amount of any Second-Out Term Loans made by such Lender in accordance with Section 2.01(b) in respect of such applicable Second-Out Term Loan Commitments.

2.05          Repayment of Loans.

The Borrower shall repay to the Administrative Agent for the ratable account of each Lender on the Maturity Date, the entire outstanding principal amount of, and all accrued bit unpaid interest on, the Loan and all other Obligations them due and payable (of any).

2.06          Interest.

(a)            Subject to the provisions of Section 2.06(d), (i) each Loan which is a Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR Rate for such Interest Period plus the Applicable Margin and (ii) each Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)            With respect to the First-Out Term Loans, prior to the occurrence of the Cash Pay Trigger, interest accrued on the First-Out Term Loans at the First-Out Term Loan PIK Margin shall be paid “in kind” on each First-Out Term Loan Interest Payment Date (other than the Maturity Date or any prepayment thereof) applicable thereto by capitalizing and adding such amount to (and thereby increasing) the principal amount of the First-Out Term Loans outstanding on such First-Out Term Loan Interest Payment Date (it being understood that such interest paid “in kind” shall be capitalized on such First-Out Term Loan Interest Payment Date and when so capitalized shall constitute principal of the First-Out Term Loans for all purposes hereunder, including accruing interest and other payments on First-Out Term Loans) and the remaining interest payable on such First-Out Term Loan Interest Payment Date shall be paid in cash. Notwithstanding the foregoing, the Borrower may elect to pay all or a portion of interest accrued on the First-Out Term Loans at the First-Out Term Loan PIK Margin in cash (and not “in kind”) on any First-Out Term Loan Interest Payment Date by delivering a written notice to the Administrative Agent in substantially the form of Exhibit K hereto (a “Cash Pay Notice”), no later than five (5) Business Days prior to such First-Out Term Loan Interest Payment Date. Each Cash Pay Notice shall specify the amount of the interest accrued on the applicable First-Out Term Loan Interest Payment Date which was to be paid “in kind” that the Borrower is electing to pay in cash. Any Cash Pay Notice provided to the Administrative Agent shall apply only to the First-Out Term Loan Interest Payment Date specified therein, and not to any subsequent First-Out Term Loan Interest Payment Date, unless a Cash Pay Notice is delivered in accordance herewith for such subsequent First-Out Term Loan Interest Payment Date. Notwithstanding the forgoing, upon satisfaction of the Cash Pay Trigger all accrued and unpaid interest with respect to the First-Out Term Loans (including if accrued prior to the occurrence of the Cash Pay Trigger) shall be paid in cash.

(c)            With respect to the Second-Out Term Loans, interest accrued on the Second-Out Term Loans at the Second-Out Term Loan PIK Margin shall be paid “in kind” on each Second-Out Term Loan Interest Payment Date (other than the Maturity Date or any prepayment thereof) applicable thereto by capitalizing and adding such amount to (and thereby increasing) the principal amount of the Second-Out Term Loans outstanding on such Second-Out Term Loan Interest Payment Date (it being understood that such interest paid “in kind” shall be capitalized on such Second-Out Term Loan Interest Payment Date and when so capitalized shall constitute principal of the Second-Out Term Loans for all purposes hereunder, including accruing interest and other payments on Second-Out Term Loans) and the remaining interest payable on such Second-Out Term Loan Interest Payment Date shall be paid in cash; provided, that, with the prior written consent of the Required Lenders, all accrued interest with respect to the Second-Out Term Loans may be paid “in kind” on any Second-Out Term Loan Interest Payment Date (each such consent, which shall be irrevocable as to the applicable Second-Out Term Loan Interest Payment Date once made, a “Second-Out PIK Election”). With respect to each Second-Out PIK Election (which may be delivered by the Required Lenders to the Borrower and the Administrative Agent via email), the Administrative Agent and the Borrower shall be notified of such Second-Out PIK Election at least ten Business Days prior to the applicable Second-Out Term Loan Interest Payment Date (or such later date as may be acceptable to the Administrative Agent) and receive the Second-Out PIK Election at least five Business Days prior to such Second-Out Term Loan Interest Payment Date (or such later date as may be acceptable to the Administrative Agent). Notwithstanding the foregoing, the Borrower may elect to pay all or a portion of the accrued on the Second-Out Term Loans at the Second-Out Term Loan PIK Margin in cash (and not “in kind”) on any Second-Out Term Loan Interest Payment Date by delivering a Cash Pay Notice to the Administrative Agent in substantially the form of Exhibit K hereto, no later than five (5) Business Days prior to such Second-Out Term Loan Interest Payment Date. Each Cash Pay Notice shall specify the amount of the interest accrued on the applicable Second-Out Term Loan Interest Payment Date which was to be paid “in kind” that the Borrower is electing to pay in cash. Any Cash Pay Notice provided to the Administrative Agent shall apply only to the Second-Out Term Loan Interest Payment Date specified therein, and not to any subsequent Second-Out Term Loan Interest Payment Date, unless a Cash Pay Notice is delivered in accordance herewith for such subsequent Second-Out Term Loan Interest Payment Date.

(d)           If any amount owed under this Agreement is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(e)            Interest on each Loan shall be due and payable in arrears on each First-Out Term Loan or Second-Out Term Loan Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07          Fees. The Borrower shall pay to the Administrative Agent for their own respective account fees in the amounts and at the times specified in the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08          Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09          Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive, absent manifest error, of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans (in addition to such Lender’s accounts or records). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.10          Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)             Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may (New York City time), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. For the avoidance of doubt, Acquiom does not advance funds to lenders.

(ii)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate. For the avoidance of doubt, Acquiom does not advance funds to lenders.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof or thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees in respect of the First-Out Term Loan then due hereunder, ratably among the parties entitled, (ii) second, toward payment of principal in respect of the First-Out Term Loans then due hereunder, ratably among the parties entitled thereto, (iii) third, towards payment of interest and fees in respect of the Second-Out Term Loan then due hereunder, ratably among the parties entitled and (iv) fourth, toward payment of principal in respect of the Second-Out Term Loans then due hereunder, ratably among the parties entitled thereto.

2.11         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant in accordance with this Agreement.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12         Incremental Term Loan Commitments.

(a)            The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Lenders, which may include any existing Lender; provided that each Incremental Term Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent to the extent such consent would be required for an assignment to such Lender pursuant to Section 11.06(b). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1.0 million and a minimum amount of $5.0 million or such lesser amount equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective, and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Loans (“Other Term Loans”).

(b)            The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender. Each Additional Credit Extension Amendment pursuant to this Section 2.12 shall specify the terms of the Incremental Term Loans, as agreed to and calculated by the Borrower and each Incremental Term Lender, to be made thereunder; provided that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans, other than Other Term Loans in an aggregate principal amount outstanding not to exceed the Early Maturity Basket, shall be no earlier than the Maturity Date of the Term Loans, (ii) the weighted average life to maturity of the Other Term Loans, other than Other Term Loans in an aggregate principal amount outstanding not to exceed the Early Maturity Basket, shall be no shorter than the weighted average life to maturity of the then already outstanding Term Loans, (iii) any Incremental Term Loans shall rank (A) pari passu in right of payment to the First-Out Term Loans or the Second-Out Term Loans at the election of the Borrower and (B) with respect to secured by the Collateral on a pari passu with the First-Out Term Loans or the Second-Out Term Loans at the election of the Borrower and (iv) the provisions with respect to payment of interest, original issue discount and upfront fees shall be as set forth in the applicable Additional Credit Extension Amendment; provided that if the Yield of any Incremental Term Loans exceeds the Yield of the Term Loans with respect to which such Incremental Term Loans have an equal payment priority with respect to by more than 50 basis points, then the Applicable Margin for such Term Loans having such equivalent payment priority shall be increased to the extent required so that the Yield of such Term Loans is equal to the Yield of such Incremental Term Loans minus 50 basis points and (v) all other terms (other than the amortization schedule, which, subject to clauses (i) and (ii) above, shall be determined by Borrower and the Lenders thereunder) applicable to any Incremental Term Loans shall either (i) be not materially more favorable (taken as a whole) to the Incremental Term Lenders to the terms applicable to the Term Loans or (ii) reflect market terms at the time of incurrence as reasonably determined by the Borrower. For the avoidance of doubt, no Lender shall have any obligation to provide any Incremental Term Loan. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Additional Credit Extension Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Additional Credit Extension Amendment pursuant to this Section 2.12, this Agreement and the other Loan Documents shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby.

(c)            Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.12 unless (i) on the date of such effectiveness, the representations and warranties of the Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true in all material respects on such date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (iii) the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) an officer’s certificate executed by a Responsible Officer of the Borrower certifying as to compliance with preceding clauses (i) and (ii), together with (unless otherwise specified in the applicable Additional Credit Extension Amendment) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.01, (iv) all fees and expenses owing to the Administrative Agent or the Incremental Term Lenders in connection with such Incremental Term Loan Commitment shall have been paid, and (v) the Additional Credit Extension Amendment and any other documents entered into in connection therewith shall be reasonably satisfactory to the Administrative Agent.

(d)            Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis. This may be accomplished by requiring each outstanding Term Benchmark Borrowing to be converted into a Borrowing of Base Rate Loans on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Term Benchmark Loan on a pro rata basis. Any conversion of Term Benchmark Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 3.05. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Term Benchmark Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Additional Credit Extension Amendment. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.05 required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

2.13          [Reserved].

2.14          [Reserved].

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Tax unless required by applicable Law, provided that if any Loan Party or any other withholding agent shall be required by applicable Law to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law. For purposes of this Section 3.01, any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from any Loan Party on behalf of such Lender shall be treated as a payment from the Loan Party to such Lender.

(b)            Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)            Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the applicable Loan Party to a Governmental Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Status of Foreign Lenders. To the extent it is legally entitled to do so, any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Loan Parties (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Loan Parties or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Loan Parties or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Loan Parties or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(e) or Section 3.01(f)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent that it is legally unable to do so.

Without limiting the generality of the foregoing, any Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Loan Parties or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)     duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)    duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit J-1, Exhibit J-2, Exhibit J-3 and Exhibit J-4 (each such certificate, a “U.S. Tax Certificate”) and (B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,

(iv)   to the extent a Foreign Lender is not the beneficial owner of any obligations of the Loan Parties hereunder (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), duly completed copies of Internal Revenue Service Form W-8IMY, accompanied by an Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9 or Internal Revenue Service Form W-8IMY from each beneficial owner, as applicable, or

(v)    two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(f)            Status of Non-Foreign Lenders. Any Lender that is not a Foreign Lender shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Loan Parties or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(g)            FATCA. If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Loan Parties or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties or the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)            Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the applicable Loan Party or with respect to which the applicable Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

3.02          Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Benchmark Loans, or to determine or charge interest rates based upon the Term Benchmark, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term Benchmark Loans or to convert Base Rate Loans to Term Benchmark Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03         Inability to Determine Rates.

(a)            Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.03, if:

(i)             the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii)            the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as provided in Section 11.02 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Conversion/Continuation Notice in accordance with the terms of Section 2.02 or a new Committed Loan Notice in accordance with the terms of Section 2.02, any Conversion/Continuation Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Committed Loan Notice that requests a Term Benchmark Borrowing shall instead be deemed to be a Conversion/Continuation Notice or a Committed Loan Notice, as applicable, for a Borrowing of Base Rate Loans; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.03(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Conversion/Continuation Notice in accordance with the terms of Section 2.02 or a new Committed Loan Notice in accordance with the terms of Section 2.02, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute a Base Rate Loan on such day.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1)  of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to a Borrowing of Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute a Base Rate Loan on such day.

3.04         Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)    subject any Lender to any Taxes (other than (A) Indemnified Taxes covered in Section 3.01, or (B) Excluded Taxes) with respect to this Agreement or any Loan made by it; or

(iii)    impose on any Lender or the applicable offshore interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, in reasonable detail sufficient to allow the Borrower to verify such calculation, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05          Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)            any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding loss of anticipated profits. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term Benchmark Loan made by it at the Term SOFR Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for a comparable amount and for a comparable period, whether or not such Term Benchmark Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, the Borrower may replace such Lender in accordance with Section 11.13.

3.07          Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWINGS

4.01          Conditions of Initial Borrowing. The effectiveness of this Agreement and the obligation of each Lender to make its Term Loan hereunder on the Closing Date is subject to the prior or substantially concurrent satisfaction or waiver pursuant to Section 11.01 of the following conditions:

(a)            The Administrative Agent’s receipt of the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement, the Perfection Certificate, and the Administrative Agent Fee Letter by each of the parties thereto;

(ii)            the Security Agreement and the Pledge Agreement, each duly executed by each Loan Party party thereto, together with:

(A)            the certificate representing the Pledged Equity referred to in the Pledge Agreement accompanied by an undated stock power executed in blank or endorsement (to the extent not previously delivered to the Administrative Agent),

(B)            UCC financing statements in form satisfactory to the Administrative Agent for filing under the Uniform Commercial Code of all jurisdictions in which any Loan Party is organized, and

(C)            evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);

(iii)            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv)            good standing or active status certificates, as applicable, of each Loan Party in its jurisdiction of organization and, to the extent reasonably requested by the Administrative Agent, bring-down good standing or active status certificates, as applicable;

(v)            an opinion of Latham & Watkins LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(vi)          a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(c) and (d) have been satisfied;

(vii)          a certificate signed by a Responsible Officer of the Borrower certifying that, after giving effect to the Transaction, the Loan Parties on a Consolidated basis are Solvent;

(viii)         certificates of insurance naming the Collateral Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral as may be requested by the Administrative Agent;

(ix)            a copy of the ABL Credit Agreement executed by the parties thereto;

(x)            executed counterparts of the Intercreditor Agreement from each of the parties thereto;

(xi)            results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Liens and Liens for which termination statements and releases or subordination agreements are being tendered on the Closing Date; and

(xii)           duly executed payoff letters, in form and substance reasonably satisfactory to it, confirming that the (i) Existing DIP Facility, (ii) ABL DIP Facility, and (iii) Existing Term Loan Facility have been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations thereunder have been, or concurrently with the Closing Date are being released; and

(xiii)          such other certificates, documents, consents or opinion as the Administrative Agent may reasonably require.

(b)            Evidence satisfactory to the Administrative Agent that the ABL DIP Facility, Existing DIP Facility, and Existing Term Loan Facility have been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations thereunder have been, or concurrently with the Closing Date are being, released.

(c)            The representations and warranties of the Borrower and each other Loan Party shall be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(d)            No Default shall exist or would result from such proposed Term Loan or from the application of the proceeds thereof.

(e)            The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

(f)            The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(g)            (i) The Plan of Reorganization shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order; and (ii) all conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or waived in accordance with the terms of the Plan of Reorganization).

Without limiting the generality of the provisions of Section 9.07, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02          Conditions of All Borrowings. The obligations of the Lenders to make any Loans after the Closing Date are subject to the prior or substantially concurrent satisfaction or waiver pursuant to Section 11.01 of the following conditions:

(a)            The Administrative Agent’s receipt of the following, each in form and substance reasonably satisfactory to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(b) and (c) have been satisfied;

(b)            The representations and warranties of the Borrower and each other Loan Party shall be true and correct on and as of the date of Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(c)            No Default shall exist or would result from such proposed Term Loan or from the application of the proceeds thereof.

(d)            The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Without limiting the generality of the provisions of Section 9.07, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to the Administrative Agent and the Lenders on the Closing Date that:

5.01          Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing or of active status under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as currently conducted or proposed to be conducted, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing or of active status under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization and its Federal employer identification number.

5.02          Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any Contractual Obligation or Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of the Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law, except in the case of clause (b) or (c), to the extent that such conflict, breach, contravention or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03         Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the ABL Loan Documents, except for (a) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties pursuant to the Collateral Documents, (b) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral Documents) and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.04          Binding Effect. This Agreement and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05         Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and the Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)            Since December 24, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)            The Consolidated forecasted balance sheet, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01, when taken as a whole, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, a reasonable estimate of the Borrower’s and its Subsidiaries future financial condition and performance (it being understood that (i) no forecasts are to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material).

5.06          Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties threatened (in writing) at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) would reasonably be expected to have a Material Adverse Effect.

5.07          Ownership of Property; Liens; Investments.

(a)            Each Loan Party and each of the Subsidiaries has good record, marketable and insurable title in fee simple to all owned Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of the Subsidiaries has good record and marketable title to, or valid leasehold interests in, all personal property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Mortgage encumbers improved owned Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance has been obtained in accordance with Section 6.07(b).

(b)            The properties and assets of each Loan Party and each of the Subsidiaries are subject to no Liens, other than (i) with respect to Mortgaged Property, Permitted Encumbrances and (ii) with respect to all other properties and assets, Permitted Liens.

(c)            Schedule 5.07(c) sets forth a complete and accurate list as of the Closing Date of all Real Estate owned by each Loan Party and each of the Subsidiaries showing the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.

(d)           (i)             Schedule 5.07(d)(i) sets forth a complete and accurate list of all Leases under which any Loan Party is the lessee, as of the Closing Date showing the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date.

(ii)            Schedule 5.07(d)(ii) sets forth a complete and accurate list of all leases of Real Estate under which any Loan Party is the lessor as of the Closing Date showing the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

(iii)            Schedule 5.07(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.08          Environmental Matters.

(a)            Neither any Loan Party nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Except as would not reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Loan Parties, formerly owned, leased, or operated by any Loan Party or any Subsidiary is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) none of the properties to which any Loan Party or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (iii) there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased, or operated by any Loan Party or any Subsidiary or, to the knowledge of the Loan Parties, on any property formerly owned, leased, or operated by any Loan Party or any Subsidiary; (iv) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any Subsidiary; and (v) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Loan Parties, formerly owned, leased, or operated by any Loan Party or any Subsidiary.

(c)            (i)  Neither any Loan Party nor any Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except as would not reasonably be expected to result in a Material Adverse Effect; and (ii) all Hazardous Materials generated, used, treated, handled, stored, or transported by, or on behalf of, any Loan Party or any Subsidiary have been disposed of in a manner which would not reasonably expected to result in a Material Adverse Effect.

5.09            Taxes. The Loan Parties and their Subsidiaries have filed all material Tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable and have satisfied all of their Tax withholding obligations, except (i) Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation and (ii) any Tax return, report or Taxes, the failure to file or to pay, as the case may be, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no proposed Tax deficiency or assessment known to any Loan Party against the Loan Party or any Subsidiary that would, if made, individually or in the aggregate, have a Material Adverse Effect. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Loan Party and each of its Subsidiaries has made adequate provisions in accordance with GAAP for all Taxes not yet due and payable.

5.10          ERISA Compliance.

(a)            Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with its terms and the applicable provisions of ERISA and the Code, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification, and (iii) Holdings, the Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)            There are no pending or, to the knowledge of the Loan Parties, threatened claims (other than claims for benefits in the normal course), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) or violation of the fiduciary responsibility rules by Holdings or the Borrower with respect to any Plan that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability as of the most recent valuation date for such Pension Plan; (iii) none of Holdings, the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of Holdings, the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of Holdings, the Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)            Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) none of Holdings, the Borrower or any Subsidiary have incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan; and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended Fiscal Year of Holdings, the Borrower or any Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan (and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued).

5.11          Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.11, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.11 free and clear of all Liens except those created under the Collateral Documents and the ABL Loan Documents and the Swedish Credit Facility and any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.11.

5.12          Margin Regulations; Investment Company Act.

(a)            None of the proceeds of the Loans shall be used in any manner that would result in a violation of Regulations T, U or X of the FRB.

(b)            None of the Loan Parties or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13          Disclosure. No written report, financial statement, certificate or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to (i) projected financial information, financial estimates, forecasts or other forward-looking information the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (ii) such information shall not include information of a general economic or general industry nature.

5.14           Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.15          Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the Intellectual Property that are reasonably necessary for the operation of their respective businesses, except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and Schedule 5.15 (as supplemented by any Perfection Certificate Supplements delivered pursuant to Section 6.02(e)) sets forth a complete and accurate list of all such Intellectual Property owned by each Loan Party and each of its Subsidiaries which are registered with the United States Patent and Trademark Office and United States Copyright Office. To the knowledge of the Borrower, no slogan or other advertising or other material or patent, trademark or copyright now employed by any Loan Party or any of its Subsidiaries infringes upon any Intellectual Property right held by any other Person, except to the extent that any such infringement could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.15, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.16          Solvency. As of the Closing Date, on a Consolidated basis, after giving effect to the Transaction, the Loan Parties are Solvent.

5.17          Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of the Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18          Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower and Holdings, (i) the hours worked by and payments made to employees of the Loan Parties comply in all material respects with the Fair Labor Standards Act and any other applicable Federal, state, local or foreign Law dealing with such matters, (ii) no Loan Party has incurred any material liability or obligation under the Worker Adjustment and Retraining Act or similar state Law and (iii) all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in all material respects in accordance with GAAP as a liability on the books of such Loan Party. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition except those that could not reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party except those that could not reasonably be expected to have a Material Adverse Effect.

5.19          Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable First Priority Lien or Second Priority Lien, as applicable (subject to Permitted Liens), on all right, title and interest of the respective Loan Parties in the Collateral described therein, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral. Prior to the satisfaction of the Discharge of ABL Obligations, the representations made in this Section 5.19 with respect to possession or control of any Collateral on which there is a Second Priority Lien by the Collateral Agent shall be deemed to refer to the possession or control of such Collateral by the collateral agent for the ABL Facility (holding for the benefit of the Collateral Agent for the Secured Parties).

5.20          USA PATRIOT Act. To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.21           Plan Assets. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations).

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any indemnity obligation for unasserted claims that by its terms survives the termination of this Agreement), the Borrower shall, and shall (except in the cases of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01          Financial Statements and Other Reports. Deliver to the Administrative Agent:

(a)            as soon as available, but in any event within (i) 135 days after the end of the first Fiscal Year of Holdings ending after the Closing Date, and (ii) 105 days after the end of each Fiscal Year of Holdings thereafter, a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, shareholders’ equity (if available) and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (it being agreed that an explanatory or emphasis of matter paragraph does not constitute a qualification or exception) (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception arises solely with respect to, results from or arises on account of (i) an upcoming maturity date hereunder or under any other Indebtedness incurred in compliance with this Agreement or (ii) any potential or actual inability to satisfy any financial maintenance covenant included in this Agreement or any other Indebtedness of the Borrower or its Subsidiaries);

(b)            as soon as available, but in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings (commencing with the Fiscal Quarter ending December 28, 2024), a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of Holdings’ Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and to the figures as set forth in the projections delivered pursuant to Section 6.01(c), all in reasonable detail, certified by a Responsible Officer on behalf of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments, including, but not limited to, purchase accounting adjustments, and the absence of footnotes;

(c)            as soon as available, but in any event no later than 60 days after the end of each Fiscal Year of Holdings (commencing with the Fiscal Year ending March 29, 2025), an annual budget of Holdings and its Subsidiaries on a Consolidated basis for the following Fiscal Year, as customarily prepared by management of the Loan Parties for its internal use of Holdings and its Subsidiaries;

(d)            simultaneously with the delivery of each set of financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of variable interest entities (if any) from such financial statements and a management narrative report providing reasonable detail on the financial results of Holdings for the period covered by such financial statements compared to the corresponding prior year period and the key factors (as determined in good faith by the Borrower) causing such changes;

(e)            as soon as available, but in any event within 40 days after the end of each of the Fiscal Months of each Fiscal Year of Holdings (commencing with fiscal month ending in February 2025) (and except with respect to (i) the last Fiscal Month of each Fiscal Quarter of Holdings, with respect to which the applicable period for delivery shall be 50 days rather than 40 days, and (ii) the last Fiscal Month of each Fiscal Year of Holdings, with respect to which the applicable period for delivery shall be 105 days rather than 40 days, and (iii) the first Fiscal Month of each Fiscal Year of Holdings, with respect to which the applicable period for delivery shall be 70 days rather than 40 days), a Consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Month, and the related Consolidated statements of income or operations and cash flows for such Fiscal Month and for the portion of Holdings’ Fiscal Year then ended, setting forth in each case in comparative form for the corresponding month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, and to the figures as set forth in the projections delivered pursuant to Section 6.01(c), all in reasonable detail and duly certified by a Responsible Officer on behalf of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity, and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end and quarterly adjustments and the absence of footnotes;

(f)            KPIs. No later than 5:00 p.m. (New York City time) on the fifth (5th) Business Day of each calendar month, a report showing the following key performance indicators: (i) Total TCS Sales $ vs. Last Year, (ii) B&M Sales to Traffic Gap to Last Year, (iii) B&M Conversion Percentage and (iv) B&M NPS Score; and

(g)            Minimum Liquidity. No later than 5:00 p.m. (New York City time) on the fifth (5th) Business Day of each calendar month, a report showing the Liquidity of the Loan Parties and their Subsidiaries as of the last Business Day of such prior calendar month.

6.02          Certificates; Other Information. Deliver to the Administrative Agent:

(a)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the financial statements for the period ending March 31, 2025), (i) a duly completed Compliance Certificate signed by a Responsible Officer of Holdings and (ii) notice of any change in the location of any office in which a Loan Party maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility);

(b)            promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)            not later than seven (7) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that, in each case, could have a Material Adverse Effect;

(d)            promptly after any Loan Party has knowledge thereof, written notice of (i) any action or proceeding relating to any Environmental Law pending or threatened against any Loan Party or any of its Subsidiaries, (ii) any noncompliance with any Environmental Law by any Loan Party or any of its Subsidiaries, (iii) the existence of any Environmental Liability, or (iv) the existence of any Release of Hazardous Materials at any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, which action, proceeding, non-compliance, Environmental Liability or Release could reasonably be expected to have a Material Adverse Effect, or (y) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(e)            as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Borrower, to the extent that it would reflect information not previously delivered to the Administrative Agent, (i) a report supplementing Schedules 5.07(c), 5.07(d)(i) and 5.07(d)(ii), including an identification of all real property disposed of by any Loan Party or any Subsidiary thereof and all leased real property disposed of by any Loan Party or any Domestic Subsidiary during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all Real Estate acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, and (ii) a report supplementing Schedules 5.07(e), 5.11 and 5.15 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of Holdings and to be in a form reasonably satisfactory to the Required Lenders and (iii) a duly completed Perfection Certificate Supplement;

(f)            at least five (5) Business Days prior written notice (or such shorter period as to which the Administrative Agent in its sole discretion agrees) of any change in (i) any Loan Party’s name, (ii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation or (iii) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization;

(g)            promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h)            upon request of the Required Lenders copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; and (iii) all notices received by any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and

(i)            promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Required Lenders may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent, and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that at any time that the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03          Notices. Promptly, after knowledge thereof by a Responsible Officer, notify the Administrative Agent, who shall promptly notify the Lenders:

(a)            of the occurrence of any Default;

(b)            of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including as a result of (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; and

(c)            of the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to Section 6.03(a) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04          Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all Taxes upon it or its properties or assets in all respects, unless the same are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary and such contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation; except for Taxes that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property (except as set forth in clause (a) above).

6.05          Preservation of Existence, Etc. (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except for (i) transactions permitted by Section 7.04 or 7.05 and (ii) with respect to the maintenance of good standing status of any Loan Party, it will not be a breach of clause (a) of this Section 6.05 unless the failure to maintain good standing of such Loan Party could reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

6.06          Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty or condemnation excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07          Maintenance of Insurance. Subject to Section 6.18(b):

(a)            Maintain with financially sound and reputable insurance companies not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage (i) of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons or (ii) substantially similar to insurance maintained by the Borrower and its Subsidiaries on the Closing Date, in each case, subject to such changes as the Borrower may reasonably deem appropriate in its business judgment with respect to deductibles, self-insured amounts, coverage exclusions and maximum covered losses (provided that none of such policies shall include a co-insurance clause), and with respect to policies for Holdings and the Domestic Subsidiaries, providing for not less than 30 days’ prior notice (10 days’ prior notice in the case of cancellation for nonpayment) to the Administrative Agent of termination, lapse or cancellation of such insurance.

(b)            With respect to each improved Real Estate subject to a Mortgage, obtain flood insurance with coverages and in amounts sufficient to comply with the Flood Insurance Laws and, in any event, in an amount not less than $5.0 million for Zone A “special flood hazard areas” and $10.0 million for all other “special flood hazard areas”, in each case, as set forth on any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), otherwise comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(c)            Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a mortgage clause (regarding improvements to Real Estate) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, and (ii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Secured Parties. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies with respect to Holdings and the Domestic Subsidiaries shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, and (ii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Secured Parties. Each such policy referred to in this Section 6.07 shall also provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification adverse to the Lenders, or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

(d)            In the event that any part of the Collateral (other than, as long as the ABL Facility is outstanding, ABL Priority Collateral) is damaged by fire or other casualty and the insurance proceeds for such damage are greater than $5.0 million in any Fiscal Year, such proceeds, in their entirety, shall be delivered to the Administrative Agent and the Administrative Agent shall promptly apply such proceeds in accordance with Section 2.03(b) or 8.03, as applicable. In the event any part of the Collateral (other than, as long as the ABL Facility is outstanding, ABL Priority Collateral) is damaged by fire or other casualty and the insurance proceeds for such damage are less than $5.0 million in any Fiscal Year, such proceeds, in their entirety, shall be delivered to the Borrower.

(e)            None of the Secured Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Secured Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Secured Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Secured Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Secured Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Secured Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08           Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09          Books and Records. Maintain proper books of record and account, in which entries in conformity in all material respects with GAAP under U.S. law, with respect to Holdings and its Domestic Subsidiaries, and under applicable foreign law, with respect to Foreign Subsidiaries (provided that nothing in this Section 6.09 shall affect the obligation of Holdings to provide financial statements in accordance with GAAP under Section 6.01), consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties.

6.10           Inspection Rights. Permit representatives and independent contractors of the Administrative Agent (accompanied by any Lender (with the consent of the Borrower not to be unreasonably withheld)) to visit and inspect any of its properties, to examine its corporate, financial, insurance, and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountant’s customary policies and procedures), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default has occurred and is continuing, the Administrative Agent may make only one such visit in any Fiscal Year at the Borrower’s expense, provided further that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice to the extent practicable. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.11          Use of Proceeds. Use the proceeds of (a) the Loans made on the Closing Date solely to refinance all Indebtedness under the Borrower’s Existing DIP Facility and (b) the Incremental Term Loans only for the purposes specified in the applicable Additional Credit Extension Amendment.

6.12          Covenant to Guarantee Obligations and Give Security.

(a)            Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any (i) any CFC, (ii) any Subsidiary owned directly or indirectly by a CFC or (iii) any Domestic Subsidiary if substantially all of the assets of such Domestic Subsidiary consist of Equity Interests in one or more Foreign Subsidiaries that are CFCs) by any Loan Party, then the Borrower shall, at the Borrower’s expense, within the time period specified below unless the Administrative Agent in its sole discretion consents to an extension thereof:

(i)      within 45 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a counterpart to this Agreement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)     within 45 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent supplements to the Collateral Documents and other security and pledge agreements covering the personal property of such Subsidiaries, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Debt and Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(ii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such personal properties,

(iii)     within 45 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the personal properties purported to be subject to Collateral Documents, as applicable, and the security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, and

(iv)    within 45 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.

(b)            Subject to the Intercreditor Agreement, promptly grant to the Collateral Agent, within 30 days of the acquisition thereof, a security interest in and Mortgages on each parcel of Real Estate owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $5.0 million as additional security for the Obligations (unless the subject property is already mortgaged to a third-party to the extent permitted by Section 7.01). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Estate (including (i) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or applicable state title policy in form and substance, with endorsements and in amounts acceptable to the Administrative Agent, issued by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and as the Administrative Agent may reasonably deem necessary or desirable (a “Mortgage Policy”), (ii) a Survey, (iii) the Flood Documentation and (iv) a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(c)            Concurrently with the guarantee by any direct or indirect Domestic Subsidiary that is a Subsidiary of any obligations under the ABL Loan Documents, cause such direct or indirect Subsidiary to guarantee the Obligations of the Loan Parties hereunder and otherwise comply with the requirements of this Section 6.12.

(d)            At any time upon request of the Required Lenders, promptly execute and deliver any and all further instruments and documents and take all such other action as the Required Lenders may deem reasonably necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, supplements to the Collateral Documents and other security and pledge agreements.

(e)            Subject to the terms of the Intercreditor Agreement and prior to the satisfaction of the Discharge of ABL Obligations, with respect to any obligation under this Section 6.12 or any Collateral Document to deliver possession or control of any Collateral on which there is a Second Priority Lien by the Collateral Agent, such obligation shall be deemed satisfied by the delivery of possession or control of such Collateral to the “collateral agent” for the ABL Facility (holding for the benefit of the Collateral Agent for the Secured Parties).

6.13          Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation of any of the foregoing, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of the Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of the Subsidiaries is or is to be a party, and cause each of the Subsidiaries to do so.

6.14          Lenders Meetings. The Borrower will, upon the request of the Required Lenders, participate in a meeting of the Lenders once during each Fiscal Year to be held, at the request of the Required Lenders, by teleconference or at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Required Lenders) at such time as may be agreed to by the Borrower and the Required Lenders.

6.15          Designation as Senior Debt. Designate all Obligations as “Designated Senior Indebtedness” (or any similar term) under, and defined in, any Subordinated Indebtedness of any Loan Party which contains such designations.

6.16          Ratings. Use commercially reasonable efforts to cause each of the First-Out Term Loans and the Second-Out Term Loans and the Borrower’s corporate credit to be rated (and then to continue to be rated) by S&P and Moody’s within 30 days of the Closing Date; provided that no particular ratings shall be required.

6.17          [Reserved.]

6.18          Post-Closing Matters.

(a)            Within seven (7) days after the Closing Date (or such later date to be agreed by the Administrative Agent), the Borrower shall deliver to the Administrative Agent the certificates representing the Pledged Equity referred to in the Pledge Agreement accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank or with other appropriate instruments of transfer (to the extent not previously delivered to the Administrative Agent).

(b)            Within thirty (30) days after the Closing Date (or such later date to be agreed by the Administrative Agent), the Borrower shall deliver to the Administrative Agent the insurance endorsements as required under Section 6.07 and the Security Agreement (to the extent not previously delivered to the Administrative Agent).

(c)            Within thirty (30) days after the Closing Date (or such later date to be agreed by the Administrative Agent), the Borrower shall deliver to the Administrative Agent executed counterparts of the Swedish Pledge Agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, by the Collateral Agent and the Borrower, as well as related documents reasonably requested by the Administrative Agent.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than (i) any indemnity obligation for unasserted claims that by its terms survives the termination of this Agreement and (ii) Obligations under Other Liabilities), the Borrower shall not, (and with respect to Section 7.13 only, Holdings shall not), nor shall the Borrower permit any Subsidiary to, directly or indirectly:

7.01          Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, other than the following Liens (Liens described below are herein referred to as “Permitted Liens”):

(a)            Liens pursuant to any Loan Document;

(b)            Liens existing on the date hereof and listed on Schedule 7.01(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed in any material manner, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(f), (iii) the direct and contingent obligors with respect thereto are not changed (other than to decrease the number of obligors), and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(f);

(c)            Liens for taxes not yet due or which are the subject of a Permitted Protest;

(d)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are the subject of a Permitted Protest;

(e)            (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Subsidiaries;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)            easements, rights-of-way, restrictions and other similar encumbrances affecting Real Estate which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)             Liens securing Indebtedness permitted under Section 7.02(h); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, and (iii) such Lien and the Indebtedness secured thereby are incurred contemporaneously with or within two hundred seventy (270) days after the acquisition of such property;

(j)             Liens securing the ABL Facility having the priority set forth in the Intercreditor Agreement;

(k)            landlords’ and lessors’ Liens in respect of rent and other lease obligations that are not past due for a period of 60 days or more or that are the subject of a Permitted Protest;

(l)             possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments, provided that such Liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(m)           Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, ordinary course Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(n)            Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(o)            Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, or (ii) that are the subject of a Permitted Protest;

(p)            Liens on specific existing assets and proceeds thereof of a Person acquired following the Closing Date in existence on the date such Person became a Subsidiary; provided that such Liens were not created in anticipation of the transaction pursuant to which such Person became a Subsidiary;

(q)            licenses of Intellectual Property permitted under Section 7.05(g) hereof;

(r)            Liens on the assets of Subsidiaries that are not Loan Parties securing Indebtedness or other obligations of such Subsidiaries that are not Loan Parties Subsidiaries permitted by Section 7.02;

(s)            Liens on the Collateral securing Indebtedness permitted by Section 7.02(b);

(t)            other Liens securing Indebtedness or other obligations of the Borrower and the Subsidiary Guarantors outstanding in an aggregate principal amount not to exceed the greater of (x) $52.5 million and (y) 105% of Consolidated Adjusted EBITDA;

(u)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) in any case materially detract from the value of the property subject thereto or (ii) interfere in any material respect with the business of the Borrower and its Subsidiaries or (iii) secure any Indebtedness;

(v)            Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w)           ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(x)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(y)            Liens on the Collateral securing Indebtedness permitted by Section 7.02(l).

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (A) any Indebtedness of Holdings, the Borrower or any other Loan Party incurred after the Closing Date owed to Holdings, the Borrower or any Subsidiary thereof shall be subordinated in right of payment to the Obligations and (B) no Commitments shall be issued and no Loans hereunder may be borrowed if the purpose of such issuance or borrowing is to cause Lenders who do not constitute Required Lenders to constitute Required Lenders following such issuance or borrowing.

7.02           Indebtedness. Create, incur, assume, guarantee, suffer to exist or otherwise become liable with respect to any Indebtedness, except (Indebtedness described below is herein referred to as “Permitted Indebtedness”):

(a)            obligations (contingent or otherwise) of the Borrower or any of the Subsidiaries existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates or otherwise to mitigate risks associated with its assets or liabilities or business operations;

(b)            [Reserved];

(c)            (i)  Indebtedness of a Subsidiary of the Borrower owed to the Borrower or to another Subsidiary of the Borrower, and (ii) Indebtedness of the Borrower owed to any Subsidiaries of the Borrower, in each case, which Indebtedness shall (A) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement, (B) be on terms (including subordination terms, if owed by a Loan Party) acceptable to the Required Lenders and (C) be otherwise permitted under the provisions of Section 7.03;

(d)            Indebtedness under the Loan Documents;

(e)            Indebtedness of the Loan Parties under the ABL Facility and any Permitted Refinancing Indebtedness in respect thereof (including Guarantees of any Guarantor in respect of such Indebtedness) in an aggregate principal amount at any time outstanding not to exceed $140.0 million;

(f)            Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any Permitted Refinancing Indebtedness in respect thereof;

(g)            Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary Guarantor;

(h)            Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations, and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i) and Permitted Refinancing Indebtedness in respect thereof; provided, however, that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (x) $50.0 million and (y) 100% of Consolidated Adjusted EBITDA;

(i)            Permitted Holdco Debt;

(j)            Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(h), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower) and Permitted Refinancing Indebtedness in respect thereof;

(k)            [Reserved];

(l)             additional Indebtedness of the Loan Parties and their Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $52.5 million and (y) 105% of Consolidated Adjusted EBITDA at any time outstanding;

(m)           Indebtedness of Foreign Subsidiaries under the Swedish Credit Facility in an aggregate principal amount at any time outstanding not to exceed the U.S. dollar equivalent (as reasonably determined by the Required Lenders) the greater of (x) $100 million and (y) 200% of Consolidated Adjusted EBITDA outstanding at any time; and

(n)            other Indebtedness of Subsidiaries that are not Loan Parties (including any Foreign Subsidiaries) in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $20.0 million and (y) 40% of Consolidated Adjusted EBITDA outstanding at any time.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a non-U.S. currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that, if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

7.03          Investments. Make or hold any Investments, except:

(a)            Investments held by the Borrower and the Subsidiaries in the form of Cash Equivalents;

(b)            Investments consisting of loans and advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof) and its Subsidiaries to finance the purchase of capital stock of Holdings (or any direct or indirect parent thereof) and for travel, entertainment, relocation and analogous ordinary business purposes, in an aggregate amount not to exceed $2.5 million at any time outstanding;

(c)            (i) Investments outstanding on the Closing Date by Borrower and its Subsidiaries in their respective Subsidiaries, (ii) additional Investments by Borrower and its Subsidiaries in Subsidiaries that are Loan Parties at the time of the making of such Investment, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties (including Foreign Subsidiaries) in other Subsidiaries that are not Loan Parties ((including Foreign Subsidiaries), and (iv) so long as no Default or Event of Default then exists or would arise therefrom, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount when taken together with all purchases and acquisitions referred to in Section 7.03(h)(ii), during the term of this Agreement not to exceed (A) the greater of (x) $35.0 million and (y) 50% of total Consolidated assets of Borrower and its Subsidiaries as of the last day of the most recently completed Measurement Period (net of any cash return of principal or capital on any such Investment, purchases or acquisitions made pursuant to this Section 7.03(c)(iv) or Section 7.03(h)(ii) or Section 7.03(l) to Borrower or a Subsidiary Guarantor that is not applied pursuant to the parenthetical phrase in Section 7.03(h)(ii)(y) or Section 7.03(l)(x)) plus (B) an amount equal to the amount of cash distributions to the Borrower or a Subsidiary Guarantor following the Closing Date from the Foreign Subsidiaries that has not been redistributed to any Foreign Subsidiary;

(d)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)            Guarantees permitted by Section 7.02;

(f)            Investments existing on the date hereof and set forth on Schedule 5.07(e) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing that does not increase the amount thereof;

(g)            Investments in Swap Contracts permitted under Section 7.02(a);

(h)            the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property, or assets comprising a business unit, of, any Person; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h) (each such purchase or acquisition, a “Permitted Acquisition”):

(i)             any such newly-created or acquired Subsidiary as a result of any such transaction shall comply with the applicable requirements of Section 6.12;

(ii)            any such purchase or other acquisition that, upon the consummation thereof, does not result in the assets or property so purchased or acquired being wholly-owned directly by the Borrower or one or more Subsidiary Guarantors or, in the case of any acquisition of Equity Interests that does not result in the Person(s) so acquired becoming a Subsidiary Guarantor(s), in each case, within 45 days after such purchase or acquisition shall not exceed, together with all such other purchases or other acquisitions and all Investments referred to in Section 7.03(c), the greater of (x) $35.0 million and (y) 50% of total Consolidated assets of Borrower and its Subsidiaries as of the last day of the most recently completed Measurement Period (net of any cash return of principal on capital on any acquisition, purchase or Investment made pursuant to this Section 7.03(h)(ii) or Section 7.03(c)(iv) or Section 7.03(l) to Borrower or a Subsidiary Guarantor that is not applied pursuant to the parenthetical phrase in Section 7.03(c)(iv)(A) or 7.03(l)(x));

(iii)            [reserved];

(iv)            immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing; and

(v)            the Borrower shall have delivered to the Administrative Agent, on or prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (other than the requirements of clause (i), which will be satisfied as required by Section 6.12);

(i)             Investments resulting from the issuance of Indebtedness of Holdings (or any direct or indirect parent thereof) to the Borrower or any of the Subsidiaries in an amount not to exceed the amount necessary to permit Holdings (or any direct or indirect parent thereof) to pay (i) so long as no Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, reasonable and customary corporate and out-of-pocket operating expenses actually payable to persons that are not Affiliates relating to maintaining its ownership interest in the Borrower (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (ii) franchise fees or similar Taxes and fees required to maintain its corporate existence, (iii) any income Taxes imposed on Holdings (or any direct or indirect parent thereof) as the common parent of a consolidated, combined or similar Tax group of which the Borrower and/or its Subsidiaries are members, up to an amount not to exceed the lesser of (A) the amount of any such income Taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company (or a stand-alone Tax group) basis (reduced by any income Taxes paid directly by the Borrower or its Subsidiaries) and (B) the actual consolidated income tax liability of the consolidated, combined or similar Tax group of which Holdings (or any direct or indirect parent thereof) is the common parent, and (iv) all costs or fees incurred in compliance with or in anticipation of compliance with Securities Laws and state securities Laws;

(j)             promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.05;

(k)            any Investments made with the proceeds received by or contributed to the Borrower from the substantially concurrent issuance of new Equity Interests (other than Disqualified Equity Interests) issued by Holdings and not used for any other purpose permitted under this Agreement;

(l)            without duplication of any other Investments permitted hereunder, other Investments by the Borrower or any of the Subsidiaries not exceeding (x) the greater of (A) $50.0 million and (B) 100% of Consolidated Adjusted EBITDA in any Fiscal Year (with the unused portion of such scheduled amount available for use in any succeeding Fiscal Year), net of any cash return to the Borrower and its Subsidiaries of principal or capital of any such Investment or (y) the greater of (A) $50.0 million and (B) 100% of Consolidated Adjusted EBITDA in the aggregate (net of any cash return of principal or capital of any Investment, purchase or acquisition made pursuant to this Section 7.03(l) or Section 7.03(c)(iv) or 7.03(h)(ii)  to the Borrower or a Subsidiary Guarantor that is not applied pursuant to the parenthetical phrase in Section 7.03(c)(iv)(y) or 7.03(h)(ii));

(m)            so long as no Event of Default shall have occurred and be continuing or would result from the making of any such Investment, Investments in an amount not to exceed the Available Amount;

(n)            Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof);

(o)            Investments held by a Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Subsidiary in accordance with Section 7.04 after the Closing Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of Sections 7.02(h) or (l)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p)            Guarantees by the Borrower or any of the Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(q)            Investments of any Loan Party at the time of and immediately after the incurrence of such Investment, on a Pro Forma Basis, the Consolidated Leverage Ratio for the Measurement Period most recently ended prior to the incurrence of such Indebtedness is no greater than 2.00 to 1.00;

7.04          Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)            any Subsidiary of the Borrower may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary that is not a Loan Party, such Loan Party shall be the continuing or surviving Person;

(b)            any Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than Holdings);

(c)            any Subsidiary that is not a Loan Party (i) may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (A) another Subsidiary that is not a Loan Party or (B) to a Loan Party (other than Holdings), or (ii) may be dissolved, with its assets (if any) being transferred in accordance with clause (i) hereof;

(d)            in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower, (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person and (iii) in the case of any merger involving the Borrower, the Borrower is the surviving Person;

(e)            any Disposition permitted by Section 7.05 may be structured as a sale of all or substantially all of the Equity Interests of a Subsidiary;

(f)            any Subsidiary which has no assets to distribute to its equity holders may be dissolved or liquidated; and

(g)            any Foreign Subsidiary that is not a Subsidiary may be dissolved or liquidated, including through an insolvency, bankruptcy or equivalent proceeding.

7.05          Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)            Dispositions of obsolete or worn out property, or property (including Intellectual Property) that is no longer used or useful in the business of the Borrower and its Subsidiaries whether now owned or hereafter acquired, in each case, in the ordinary course of business (it being understood that this clause (a) does not include the liquidation of any Store or the inventory and other assets located therein);

(b)            Dispositions of inventory and goods held for sale in the ordinary course of business;

(c)            Dispositions of equipment or Real Estate to the extent that such property is exchanged for credit against all or a portion of the purchase price of similar replacement property and, if such property is Collateral, then such replacement property is made subject to Liens and security interests in favor of the Collateral Agent for the benefit of the Secured Parties;

(d)            Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be the Borrower or a Subsidiary Guarantor or an Investment permitted under Section 7.03;

(e)            Dispositions permitted by Sections 7.04 (a), (b), (c), (d), (f) and (g);

(f)            bulk sales or other dispositions of the inventory of the Borrower or a Subsidiary not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that such Store closures are approved by the board of directors of Holdings (or any direct or indirect parent thereof);

(g)            grants (A) licenses of Intellectual Property of over-the-counter software that is commercially available to the public, (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, (C) licenses of Intellectual Property that could not result in a legal transfer of the licensed property but that may be exclusive as to territory only as to discrete geographical areas outside of the United States, and (D) licenses of Intellectual Property that may be exclusive as to particular field of use;

(h)            Dispositions by the Borrower and the Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) [reserved] and (iii) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary in cash or Cash Equivalents; provided, that with respect to the foregoing requirement in clause (iii), the following shall be deemed cash: (x) an assumption of Indebtedness (other than Subordinated Indebtedness) of the Borrower or such Subsidiary by a purchaser in connection with the applicable Disposition, (y) securities, notes or other obligations or assets received by the Borrower or any Subsidiary from the transferee (including earnouts and similar obligations) that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (z) any Designated Noncash Consideration received by the Borrower or any of its Subsidiaries in an such Disposition having an aggregate fair market value (as determined by the Borrower in good faith, which determination shall be conclusive), taken together with all other Designated Noncash Consideration received pursuant to this clause (z), not to exceed an aggregate amount at any time outstanding equal to the greater of $12.5 million and 25% of Consolidated Adjusted EBITDA (with the fair market value (as determined by the Borrower in good faith, which determination shall be conclusive);

(i)             Licenses for the conduct of licensed departments (other than to an Affiliate of any Loan Party) within any Store in the ordinary course of business; and

(j)             other Dispositions in an aggregate amount not to exceed the greater of (x) $12.5 million and (y) 25% of Consolidated Adjusted EBITDA.

provided, however, that any Disposition pursuant to clauses (a) though (d), and clauses (f) and (h) shall be for fair market value.

Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, no Disposition consisting of Material Intellectual Property may be made from any Loan Party to any Subsidiary that is not a Guarantor (other than licensing or sublicensing of such Material Intellectual Property made in the ordinary course of business and consistent with past practice, provided such licensing or sublicensing is not an exclusive license).

7.06          Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)            each Subsidiary of the Borrower may make Restricted Payments to any other Loan Party (other than Holdings) and any other Person that owns a direct Equity Interest (other than Disqualified Equity Interests) in such Subsidiary, ratably according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made;

(b)            Borrower and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common or preferred stock or other common or preferred Equity Interests of such Person (other than Disqualified Equity Interests); provided that such Equity Interests shall be pledged to the Collateral Agent to the extent required by Section 6.12 hereof;

(c)            Borrower may declare and pay cash dividends to Holdings (or any direct or indirect parent thereof) in an amount not to exceed an amount necessary to permit Holdings(or any direct or indirect parent thereof) to pay (i) reasonable and customary corporate and operating expenses relating to maintaining its ownership interest in the Borrower (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (ii) franchise Taxes and similar fees required to maintain its corporate existence, (iii) any income Taxes imposed on Holdings(or any direct or indirect parent thereof) as the common parent of a consolidated, combined or similar Tax group of which the Borrower and/or its Subsidiaries are members, up to an amount not to exceed the lesser of (A) the amount of any such income Taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company (or a stand-alone Tax group) basis (reduced by any income Taxes paid directly by the Borrower or its Subsidiaries) and (B) the actual consolidated income tax liability of the consolidated, combined or similar Tax group of which Holdings (or any direct or indirect parent thereof) is the common parent, and (iv) all costs or fees incurred in compliance with or in anticipation of compliance with Securities Laws and state securities Laws;

(d)            Borrower may (or make Restricted Payments to allow Holdings (or any direct or indirect parent thereof)) repurchase, redeem or otherwise acquire or retire shares of its capital stock held by officers, directors or employees of Holdings (or any direct or indirect parent thereof) or any Subsidiary (or their estates or trusts) following the death, disability or termination of employment of any such Person and, so long as no Default shall have occurred and be continuing (or would result therefrom), the Borrower may pay dividends to Holdings (or any direct or indirect parent thereof) to permit such repurchase, redemption, retirement or acquisition; provided that the aggregate amount of payments to Holdings (or any direct or indirect parent thereof) by the Borrower under this clause (d) will not exceed $2.5 million in any Fiscal Year of the Borrower (with any unused portion of such scheduled amount available for use in any succeeding Fiscal Year);

(e)            so long as no Event of Default shall have occurred and be continuing or would result therefrom, Borrower and each of its Subsidiaries may make other Restricted Payments at any time in an amount not to exceed the sum of (i) the greater of (x) $25.0 million and (y) 50% of Consolidated Adjusted EBITDA in the aggregate during the term of this Agreement (together with any prepayments of Subordinated Indebtedness pursuant to Section 7.12(d)(i)) and (ii) if, after giving effect to such Restricted Payment on a Pro Forma Basis, the Consolidated Leverage Ratio as of the last day of the most recently ended Measurement Period would be no greater than 2.00:1.00, the Available Amount at such time (for the purposes of clarity, the Available Amount under this clause (ii) cannot be used to make Restricted Payments (or payments to Holdings in order for Holdings to make) in order to make cash dividend payments on Holdings’ preferred stock);

(f)            Investments permitted by Section 7.03;

(g)            repurchases of Equity Interests in Holdings (or any direct or indirect parent thereof), the Borrower or any of the Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;

(h)            the Borrower may make Restricted Payments to Holdings (or any direct or indirect parent thereof) (and Holdings may make Restricted Payments to any direct or indirect parent of Holdings) the proceeds of which shall be used to make payments permitted under Sections 7.08(d), (e) and (f) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Subsidiary);

(i)            the declaration and payment of dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6.0% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8; and

(j)             the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of clause (i) and (ii) no Event of Default occurred and was continuing.

provided, for purposes of calculating the amount available to make Restricted Payments, any dividend or distribution paid in reliance on clause (j) shall be deemed to be a Restricted Payment on the date of declaration and not on the date of payment.

7.07          Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

7.08          Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Loan Parties involving aggregate consideration in excess of the greater of (x) $3.0 million and (y) 6% of Consolidated Adjusted EBITDA, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to:

(a)            transactions among (i) the Loan Parties, (ii) any Subsidiaries of Holdings that are not Loan Parties or (iii) the Loan Parties, on the one hand, and any Subsidiary that is not a Loan Party, on the other hand, that are at least as favorable to the Loan Parties as could be obtained in an arm’s-length transaction from an unaffiliated party;

(b)            (i) any Indebtedness permitted by Section 7.02; (ii) any Investments permitted by Section 7.03; (iii) any Disposition permitted by Section 7.05 and (iv) any Restricted Payment permitted by Section 7.06;

(c)            so long as no Event of Default has occurred and is continuing or would result therefrom, the payment of (i) [reserved], and (ii) Transaction Expenses;

(d)            employment, consulting and severance agreements;

(e)            loans and advances permitted by Section 7.03(b);

(f)            payment of directors’ fees, expenses and indemnities;

(g)            incurrence of Subordinated Indebtedness by the Loan Parties otherwise permitted hereunder or the issuance of Equity Interests by Holdings, provided that no such Equity Interests may constitute Disqualified Equity Interests;

(h)            transactions with joint ventures permitted hereunder for the purchase or sale of goods and services entered into in the ordinary course of business on terms no less favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction;

(i)             to the extent constituting Affiliates of the Loan Parties, transactions with the Lenders in their respective capacities as such;

(j)             transactions in which the Borrower or any of the Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view; and

(k)            Restricted Payments permitted by Section 7.06.

7.09            Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary of Borrower to make Restricted Payments to any Loan Party or to otherwise transfer property to or invest in any Loan Party, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 and any modification, replacement, renewal, reinvestment or extension of any of the foregoing or (B) at the time any Person becomes a Subsidiary of Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Borrower, (ii) of any Subsidiary of Borrower to Guarantee the Indebtedness of the Borrower, (iii) of any Subsidiary of Borrower to make or repay loans to a Loan Party or (iv) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. The foregoing restrictions shall not be violated by reason of (i) applicable Laws, (ii) this Agreement and the other Loan Documents, (iii) (A) the ABL Loan Documents so long as the restrictions of the kind referred to in the previous sentence contained therein, taken as a whole, are not materially more restrictive than those contained in the ABL Loan Documents, (B) the Swedish Credit Facility, or (C) documents governing Permitted Holdco Debt so long as the restrictions of the kind referred to in the previous sentence contained therein, taken as a whole, are no more restrictive than those contained herein, (iv) customary non-assignment provisions of any contract, lease or license of the Borrower or any Subsidiary of the Borrower, (v) customary restrictions on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition, (vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (vii) documents that represent Indebtedness of a Subsidiary that is not a Loan Party that is permitted by Section 7.03 to the extent such restriction applies only to such Subsidiary, (viii) documents that comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments or grant any Liens required hereunder or (ix) any restrictions under any agreement that amends, refinances or replaces any agreement containing restrictions permitted under the preceding clauses provided that the terms and conditions are no less favorable taken as a whole to the Subsidiary.

7.10            Amendments of Material Indebtedness. Amend, modify or waive any of the Loan Party’s rights under any Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case, to the extent that such amendment, modification or waiver would reasonably be likely to have a Material Adverse Effect.

7.11            Accounting Changes. Make any change in their Fiscal Year; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Required Lenders, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

7.12            Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) regularly scheduled or mandatory repayments or redemptions of Subordinated Indebtedness, (b)  voluntary prepayments of Subordinated Indebtedness as long as no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making such payment, (c) refinancings and refundings of such Indebtedness in compliance with Section 7.02(b) or Section 7.02(e), as applicable and (d) payments of Subordinated Indebtedness up to the sum of (i) the greater of (x) $25.0 million and (y) 50% of Consolidated Adjusted EBITDA in the aggregate during the term of this Agreement (together with any Restricted Payments made pursuant to Section 7.06(e)(i)) and (ii) an unlimited amount if, after giving effect to such Restricted Payment on a Pro Forma Basis, the Consolidated Leverage Ratio as of the last day of the most recently ended Measurement Period would be no greater than 2.00:1.00, the Available Amount at such time.

7.13            Holding Company. In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its corporate existence, (c) participating in Tax, accounting and other administrative activities as the parent of the Consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents, the ABL Loan Documents, agreements governing other Indebtedness of the Borrower and its Subsidiaries not otherwise prohibited hereunder and agreements governing Permitted Holdco Debt, in each case, to which it is a party and the performance of its obligations thereunder, (e) any public offering of its common stock or any other issuance of its Equity Interests or any transaction permitted under Section 7.04, (f) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings, (g) providing indemnification to officers and directors, (h) any activities in connection with the Transactions and (i) activities incidental to the businesses or activities described in clauses (a) through (h) of this Section.

7.14            Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that Borrower and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that the Borrower or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under Section 7.02, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale and the related sale were permitted under Section 7.05(h).

7.15            Minimum Liquidity. The Loan Parties will not permit Liquidity of the Loan Parties and their Subsidiaries to be less than $10 million as of the last Business Day of any calendar month.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01           Events of Default. Any of the following shall constitute an Event of Default:

(a)              Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)              Specific Covenants. Any Loan Party or any of its Subsidiaries fails to perform or observe any term, covenant or agreement applicable to it contained in any of Section 6.03(a), 6.05(a) (solely as it relates to the Borrower), 6.11 or Article VII; or

(c)               Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days following receipt of notice from the Administrative Agent or the Required Lenders; or

(d)              Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)              Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15.0 million, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this paragraph (e)(B) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or (2) the occurrence of an event of default under the ABL Facility (other than a payment event of default) shall not constitute an Event of Default under this paragraph (e)(B) until the earliest of (x) 30 days after the date of such event of default (during which period such event of default is not waived or cured), (y) the acceleration of the obligations under the ABL Facility or (z) the exercise of secured creditor remedies by the ABL Agent and/or lenders under the ABL Facility as a result of such event of default; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $15.0 million; or

(f)               Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)              Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)              Judgments. There is entered against any Loan Party or any Material Subsidiary and remains unpaid one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $20.0 million (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)               ERISA. An ERISA Event occurs or any substantially similar event occurs with respect to a Foreign Plan (that would have been an ERISA Event had the Foreign Plan been subject to ERISA and that gives rise to liability under analogous foreign law) which, together with all other ERISA Events (or such substantially similar events with respect to Foreign Plans) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(j)               Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect against Holdings, the Borrower or any Material Subsidiary; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations), or purports to revoke, terminate or rescind any provision of any Loan Document; or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Collateral Document; or

(k)               Change of Control. There occurs any Change of Control; or

(l)                Collateral Documents. Any Collateral Document after delivery thereof pursuant to Article IV, Section 6.12, or Section 6.18 shall for any reason (other than pursuant to the terms thereof) cease (or shall be asserted by any Loan Party or, in the reasonable discretion of the Administrative Agent, any other Person not) to create a valid and perfected First Priority Lien or Second Priority Lien, as applicable (subject to Liens permitted by Section 7.01), on the Collateral purported to be covered thereby with an aggregate fair market value for such Collateral of $15.0 million or more, for any reason other than the failure of Collateral Agent to maintain control over any Collateral in its possession.

8.02            Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may (and at the request of, or with the consent of, the Required Lenders, shall) take any or all of the following actions:

(a)              declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)              declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(c)              whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03            Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), or after the commencement of any Liquidation, subject to the terms of the Intercreditor Agreement, any amounts received on account of the Obligations shall be applied (by the Administrative Agent as hereby instructed so to apply) in the following order:

First, to payment in full of that portion of the Obligations constituting fees, indemnities, Secured Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;

Second, to the payment in full of the First-Out Term Loans (including both the principal, premium (including any Applicable Premium) and interest owed thereon) (the amounts so applied to be distributed among such Secured Parties pro rata in accordance with the amounts of the First-Out Term Loans owed to them on the date of any such distribution) in accordance with this Agreement;

Third, to the payment in full of the Second-Out Term Loans (including both the principal, premium (including any Applicable Premium) and interest owed thereon) (the amounts so applied to be distributed among such Secured Parties pro rata in accordance with the amounts of the Second-Out Term Loans owed to them on the date of any such distribution) in accordance with this Agreement;

Fourth, to the payment in full of the amounts arising under Cash Management Services and Bank Products subject to confirmation by the Required Lenders that any calculations of termination or other payment obligations are being made in accordance with normal industry practice;

Last, the balance, if any, after all of the Obligations have been paid in full, to the applicable Loan Parties or as otherwise required by Law.

Notwithstanding the foregoing, (a) amounts received from the Borrower or any Guarantor that is not a Qualified ECP Guarantor shall not be applied to the Obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause (a), the Administrative Agent shall, to the extent permitted by law, make such adjustments as it determines are appropriate to distributions pursuant to clause Fourth above from amounts received from Qualified ECP Guarantors to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause Fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause Fourth above) and (b) Obligations arising under Cash Management Services and Bank Products shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable provider of Cash Management Services or Bank Products, as the case may be. Each provider of Cash Management Services or Bank Products not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

8.04            Additional Intercreditor Matters.

(a)              General Applicability. The provisions of this Section 8.04 shall be applicable both before and after the institution of any insolvency proceeding involving any Loan Party, including without limitation, the filing of any petition by or against any Loan Party under any Debtor Relief Law, and all converted or succeeding cases in respect thereof, and all references herein to the Loan Parties (or any of them) shall be deemed to apply to any trustee or receiver (or similar official) for the Loan Parties (or any of them) and the Loan Parties (or any of them) as debtor companies or debtors-in-possession.  The relative rights of the Lenders in or to any payments, or distributions from or in respect of any Collateral or proceeds of Collateral and other amounts received by the Administrative Agent pursuant to Section 8.03 provided herein shall continue after the institution of any insolvency proceeding involving the Loan Parties (or any of them), including without limitation, the filing of any petition by or against any Loan Party under any Debtor Relief Law, and all converted or succeeding cases in respect thereof, on the same basis as prior to the date of such institution, subject to any court order approving the financing of, or use of cash collateral by, the Loan Parties (or any of them) as debtor companies, debtors-in-possession, or otherwise.  The provisions of Section 8.03 and this Section 8.04 shall constitute a “subordination agreement” (solely to the extent and in the manner provided in such Sections) for the purposes of Section 510(a) of the Bankruptcy Code of the United States (or any analogous provision under any other Debtor Relief Law) and shall be enforceable in any insolvency proceeding in accordance with its terms.  The Lenders shall have standing to appear and be heard in any case (bankruptcy or otherwise) or take any other action that does not contravene the provisions of this Section.

(b)              363 Sales. The parties hereto agree that the Required First-Out Lenders may direct the Administrative Agent to consent, or object, to any sale or other disposition of the Collateral or other property or assets of the Loan Parties (and shall be deemed to be sub-agent for such purpose to the extent necessary to confirm standing under the Loan Documents) under Section 363 of the Bankruptcy Code of the United States or any similar provision of any other Debtor Relief Law (“363 Sales”), including, to the extent applicable, opposing any proposed bidding procedures in connection with such sale or other disposition.  No Lender shall object to or oppose any such approved sale or other disposition or any proposed bidding procedures in connection therewith on any grounds (including, without limitation, pursuant to Section 363(k) of the Bankruptcy Code or any or any analogous provision under any other Debtor Relief Law) and shall be deemed to consent to the same, if the Required First-Out Lenders or the Administrative Agent (based upon the instructions of the Required First-Out Lenders) have or has consented to such sale or disposition of such Collateral or property or assets or proposed bidding procedures; provided, that the Lien of Administrative Agent on such Collateral attaches to the proceeds of such sale or disposition and such proceeds are applied pursuant to and in accordance with Section 8.03.  Without limiting the foregoing, except for objections ensuring the Lien of the Administrative Agent attaches to proceeds and distributions are made consistent with the previous proviso, in connection with such sale or other disposition, the Lenders may not raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors with respect to the Liens granted to Administrative Agent in respect of such assets (or any analogous provision under any other Debtor Relief Law).

(c)               DIP Financing. If any Loan Party shall become a debtor in a case under the Bankruptcy Code of the United States or any other Debtor Relief Law, and if as a debtor company, debtor-in-possession, or otherwise, moves for approval of financing to be provided in good faith by Required First-Out Lenders (or their respective Affiliates) but subject to Section 11.01(h) (each a “DIP Lender”, and collectively the “DIP Lenders”) under Section 364 of the Bankruptcy Code of the United States or any similar provision of any other Debtor Relief Law, (“DIP Financing”) or the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code of the United States, or any similar provision of any other Debtor Relief Law herein, “Cash Collateral Use”) with the consent of the Required First-Out Lenders or the Administrative Agent (based upon the instructions of the Required First-Out Lenders), each other Lender agrees that no objection will be raised thereby any to any such DIP Financing or Cash Collateral Use or otherwise (and such Lenders will be deemed to consent to same) so long as (A) Administrative Agent retains a Lien on the Collateral to secure the Obligations of such Lenders (in each case, including proceeds thereof arising after the commencement of such proceeding) with the same priority set forth in Section 8.03 (subject to (x) the Lien securing the DIP Financing and (y) a reasonable and customary professional fee “carve out” and reasonable and customary fees owed to the United States Trustee) as existed prior to the commencement of the case under the Bankruptcy Code of the United States or any other Debtor Relief Law, (B) with respect to a case under the Bankruptcy Code of the United States, the Administrative Agent receives a replacement Lien to secure the Obligations on post-petition assets to the same extent granted to the DIP Lender with respect to the DIP Financing, with the same priority set forth in Section 8.03 (subject to (x) the Lien securing the DIP Financing and (y) a reasonable and customary professional fee “carve out” and reasonable and customary fees owed to the United States Trustee) as existed prior to the commencement of the case under the Bankruptcy Code of the United States or any other Debtor Relief Law and (C) any Lien on the Collateral securing such DIP Financing is senior or pari passu in priority to Administrative Agent’s Lien on the Collateral to secure the First-Out Term Loans.

(d)             Automatic Stay Relief. Each Lender holding Second-Out Term Loans (solely in respect of such Second-Out Term Loans) agrees not to (i) seek (or support any other person seeking) relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral, without the prior written consent of the Required First-Out Lenders, unless first sought and obtained by the Required First-Out Lenders, or (ii) oppose any request by the Required First-Out Lenders to seek relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral.

(e)              Classification. Each Secured Party and each Loan Party acknowledges and agrees that because of, among other things, their differing rights and priorities, each of (i) the Obligations in respect of the First-Out Term Loans and (ii) the Obligations in respect of the Second-Out Term Loans are fundamentally different from each other and must be separately classified in any restructuring plan proposed, confirmed or adopted in an insolvency proceeding and shall be treated as separate claims for all purposes, including, without limitation, for purposes of sections 363, 364 and 506 of the Bankruptcy Code or any or any analogous provision under any other Debtor Relief Law. Each of the Secured Parties shall not seek in any insolvency proceeding involving any Loan Party, including without limitation, the filing of any petition by or against any Loan Party under any Debtor Relief Law, to have the First-Out Term Loans and the Second-Out Term Loans be treated as part of the same class of secured creditors and shall not oppose, or object to, any pleading or motion for treatment of the foregoing as separate classes of creditors. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the holders of the First-Out Term Loans, on the one hand, and the holders of the Second-Out Term Loans, on the other hand, constitute only one secured class (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be applied as if there were separate classes of each of the First-Out Term Loans and the Second-Out Term Loans, with the effect being that, to the extent that the aggregate value of the Collateral and other amounts received by the Administrative Agent for application to the Obligations is sufficient, the holders of First-Out Term Loans shall be entitled to receive, notwithstanding, if applicable, the imposition of Sections 502 and 506 of the Bankruptcy Code or any analogous provision under any other Debtor Relief Law, in addition to amounts distributed to them in respect of principal, prepetition/pre-filing interest and other claims, all amounts owing in respect of post-petition/post-filing interest, fees and expenses, including, the Applicable Premium and/or the Make-Whole Amount that are available for each holder of such First-Out Term Loans, before any distribution is applied in respect of the claims held by the holders of Second-Out Term Loans, with the holders of such Second-Out Term Loans hereby acknowledging and agreeing to turn over to the holders of such First-Out Term Loans amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries.

(f)               [Reserved].

(g)              Credit Bidding. No Lender holding Second-Out Term Loans (solely in respect of such Second-Out Term Loans) may credit bid (or instruct the Administrative Agent to credit bid) the Second-Out Term Loans, unless either (x) Required First-Out Lenders shall have approved such credit bid or (y) such credit bid provides for the repayment in full in cash of all Obligations in respect of the First-Out Term Loans upon the closing of such credit bid.

(h)              Avoidance Issues; Reinstatement. If any Lender receives payment or property on account of the Obligations, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside, or otherwise required to be transferred to a trustee, receiver, or a Loan Party or an the estate of a Loan Party (a “Recovery”), then, to the extent of the Recovery, such Obligations intended to have been satisfied by the payment will be reinstated on the date of the Recovery, and no payment in full of the applicable Class of Obligations will be deemed to have occurred for all purposes hereunder. Upon any such reinstatement of any First-Out Term Loans, the Lenders holding Second-Out Term Loans (solely in respect of such Second-Out Term Loans), shall deliver to the Administrative Agent any Collateral or other proceeds received between the discharge of such First-Out Term Loans and their reinstatement, and such returned funds shall be reallocated in accordance with Section 8.03. If this Agreement is terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from the date of reinstatement.

(i)               Adequate Protection. The Required First-Out Lenders may direct the Administrative Agent (i) to, where applicable, seek adequate protection of the interests of the Administrative Agent, the Collateral Agent and Lenders in the Collateral, including replacement or additional Liens on any property of the estate of any Loan Party, or (ii) to object to any motion, relief, action or proceeding based upon any lack of adequate protection of the interests of Administrative Agent or any Lender in the Collateral; provided, that (A) any cash adequate protection payments shall be applied pursuant to Section 8.03 hereof, (B) such adequate protection shall be obtained on behalf of the Administrative Agent and all holders of the Obligations generally (subject to the other terms and relative priorities of this Agreement), and (C) the Lenders holding Second-Out Term Loans (solely in respect of such Second-Out Term Loans) shall not use lack of adequate protection as a basis to object to any 363 Sales, DIP Financing or Cash Collateral Use proposed, or consented to, by the Required First-Out Lenders.

(j)               Turnover. All proceeds of Collateral or other payments in respect of the Obligations received by any Lender in contravention of the provisions of this Agreement must be segregated and held in trust and forthwith paid over to the Administrative Agent for application in accordance with Section 8.03, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The Administrative Agent is hereby authorized to make any such endorsements as agent for each Lender and this authorization is coupled with an interest and is irrevocable until the payment in full of the Obligations.

8.05            Buy Out Option.

Following the occurrence and during the continuance of an Event of Default, but not later than twenty (20) Business Days following such Event of Default (and if multiple Events of Default occur during the occurrence of each other, such date shall related to the first such Event of Default), Lenders holding Second-Out Term Loans shall have the right, by giving an irrevocable written notice (a “Buy-Out Notice”), to the Administrative Agent to acquire, on the date that is not more than fifteen (15) Business Days after the date of the Administrative Agent’s receipt of such Buy-Out Notice, all but not less than all of the First-Out Term Loans at a price equal to the Buy-Out Price (as defined below).

Each Lender that delivers a Buy-Out Notice is referred to herein as a “Buy-Out Electing Lender”.

In the event any Lender exercises the buy-out right pursuant to a Buy-Out Notice, the Administrative Agent shall notify each other Lender thereof, and each other such Lender holding Second-Out Term Loans shall have not less than five (5) Business Days to elect to provide an additional Buy-Out Notice.

In the event more than one Lender is an Buy-Out Electing Lender, then each such Buy-Out Electing Lender shall purchase it’s pro rata share of the First-Out Term Loans determined based on the Second-Out Term Loans of all Buy-Out Electing Lenders.

(a)            For purposes of this Section 7.05, “Buy-Out Purchase Price” means, with respect to the First-Out Term Loans subject to such Buy-Out Purchase Price:

(i)            100% of the outstanding balance of all such Obligations in respect of the First-Out Term Loans (and including, without duplication, any loans, advances or participations by any such Lender that are part of a DIP Financing), including principal, accrued and unpaid interest thereon, fees and premiums (including the Applicable Premium), whether incurred before, or after, the commencement of an insolvency proceeding involving any Loan Party, including without limitation, the filing of any petition by or against any Loan Party under any Debtor Relief Law (or that would accrue and become due but for the commencement of such insolvency proceeding), whether or not such amounts are allowed or allowable in whole or in part in such proceeding; plus

(ii)            [reserved],

(iii)           all expenses, and indemnity claims to the extent due and payable, of such Lenders in respect of their First-Out Term Loans, to the extent earned or due and payable in accordance with the Loan Documents; plus

(iv)          reasonable cash collateral to secure any unreimbursed obligations in respect of any asserted or threatened claims that are the subject of the indemnification provisions of the Loan Documents; it being agreed by the parties hereto that such Lenders holding First-Out Term Loans shall:

(A)           be entitled to apply such cash collateral to reimburse themselves or their Affiliates for any indemnification obligations (in an amount to be reasonably determined by the Administrative Agent in good faith) or other amounts owing related thereto, and

(B)            promptly return any unapplied portion of such cash collateral to the Buy-Out Electing Lenders (or their agent) at such time as all obligations with respect to such indemnification obligations have been paid in full.

(b)            If one or more of the Lenders exercises such purchase right, it shall be exercised pursuant to the execution and delivery of an Assignment and Assumption (expressly made without representation or warranty of any kind by the Administrative Agent and the Lenders holding such First-Out Term Loans so purchased, or otherwise, and without recourse to Administrative Agent or any such Lenders holding such First-Out Term Loans, except that each Lender holding such First-Out Term Loans will represent and warrant: (i) that the amount quoted by such Lender as its portion of the purchase price represents the amount shown as owing with respect to the claims transferred as reflected on its books and records, (ii) it owns, or has the right to transfer to the Buy-Out Electing Lender, the rights and Obligations being transferred, and (iii) such transfer will be free and clear of Liens) (the date upon which such purchase right is consummated, the “Purchase Event Resignation Effective Date”).   Each Lender may assign it rights to exercise the buy-out right under this Section 7.05 to any of its Affiliates (to the extent such Persons would be permitted assignees pursuant to the terms of this Agreement).

ARTICLE IX
ADMINISTRATIVE AGENT

9.01            Appointment and Authority.

(a)              Each of the Lenders hereby irrevocably appoints Acquiom and Seaport, as co-administrative agents, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The appointment of Seaport as co-administrative agent is solely with respect to its capacity in processing assignments of the Loans under this Agreement (and Seaport shall not be required to, or have any duty or responsibility for, acting in any other capacities, without its prior written consent). The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)              The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agents, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

9.02            Rights as a Lender. The Person serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03            Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a)              shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)              shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable Law provided further that the Administrative Agent may seek clarification or directions from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or directions have been provided;

(c)              shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral or (iv) inspecting the properties, books or records of any Loan Party or any Affiliate thereof. The action described in items (i) through (iii) shall be the sole responsibility of the Borrower;

(d)              shall not be liable for any failure or delay in the performance of their respective obligations under this Agreement or any related documents because of circumstances beyond the Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Agent’s control whether or not of the same class or kind as specified above; and

(e)              shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity.

The Agents shall not be liable for any action taken or not taken by them (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of their own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04            Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by them to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to them orally or by telephone and believed by them to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts. The Agents shall be fully justified in failing or refusing to take any action under any Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action take or failure to act pursuant thereto shall be binding upon all the Lenders.

9.05            Delegation of Duties. The Agents may perform in any and all of their duties and exercise their rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Agents and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent or Collateral Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agents acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06            Resignation of Agents. The Agents may at any time give notice of its resignation to the Lenders and the Borrower, including the effective date of such resignation which may be not less than 30 days from the date of such notice. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agents give notice of their resignation, then the retiring Agents may on behalf of the Lenders, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above; provided that if the Agents shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agents shall be discharged from their duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent and Collateral Agent, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and Collateral Agent was acting as Administrative Agent and Collateral Agent.

9.07            Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agents, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Agents shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

9.08            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 11.04) allowed in such judicial proceeding; and

(b)              to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.09            Collateral and Guaranty Matters. The Lenders irrevocably authorize the Agents, at their option and in their discretion,

(a)              to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Commitments payment in full of all Obligations (other than (A) contingent indemnification obligations for which no claim has then been asserted, (B) obligations and liabilities under Cash Management Services and (C) obligations and liabilities under Bank Products), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)              to release any Guarantor from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)              to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Agents at any time, the Required Lenders will confirm in writing the Agents’ authority to release or subordinate their interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent, as applicable, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations hereunder, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.10            Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 11.06.

9.11            Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

9.12            Indemnification of Agents. The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective principal amount of Loans held (or, if the Loans have been repaid, according to their respective principal amount of Loans held immediately prior to such repayment), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction; provided, further that no action taken in accordance with the directions of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.13. The undertaking in this Section 9.13 shall survive termination of the Commitments, the payment of all other Obligations, the resignation or removal of the Agent, and the exercise of Write-Down and Conversion Powers by an EEA Resolution Authority with respect to any lender that is an EEA Financial Institution.

9.13            Withholding Tax. To the extent required by any applicable law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

9.14            Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

9.15            Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975 such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)              In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE X
CONTINUING GUARANTY

10.01          Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Each Qualified ECP Guarantor (including the Borrower) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of each such Loan Party’s obligations (a) in respect of Swap Contracts to which it is a party and (b) under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.01 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.01, or otherwise under this Guaranty, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of this Guaranty in accordance with Section 10.06 hereof. Each Qualified ECP Guarantor intends that this Section 10.01 constitute, and this Section 10.01 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.02          Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03          Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

10.04          Obligations Independent. The obligations of each Guarantor hereunder re those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05          Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations (other than any indemnity obligations for unasserted claims that by its terms survives the termination of this Agreement) and any amounts payable under this Guaranty have been paid and performed in full and the Commitments and the facility are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06          Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are paid in full in cash (other than any indemnity obligations for unasserted claims that by its terms survives the termination of this Agreement) and the Commitments and the facility with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07          Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to any Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations (other than any indemnity obligations for unasserted claims that by its terms survives the termination of this Agreement). If the Secured Parties so request, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

10.08          Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Secured Parties.

10.09          Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other Guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other Guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI
MISCELLANEOUS

11.01          Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)              extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that the waiver of any mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(b)              postpone any date fixed by this Agreement, any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any of the other Loan Documents without the written consent of each Lender entitled to such payment (it being understood that the waiver of or amendment to the terms of any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest); provided, however, that only the consent of the Required Lenders shall be necessary for a Second-Out PIK Election in accordance with Section 2.06(c);

(c)              reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)              change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, except with respect to Senior Indebtedness issued pursuant to clause (h) below;

(e)              change any provision of this Section 11.01 or the definition of “Required Lenders” or “Required First-Out Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)              except as expressly permitted hereunder, release all or substantially all of the Guarantors from their obligations under the Loan Documents without the written consent of each Lender;

(g)              except for releases of Collateral in accordance with the provisions of Section 9.10 hereof (in which case, such release may be made by the Administrative Agent acting at the direction of Required Lenders), release all or substantially all of the Collateral from the Liens of the Collateral Documents in any transaction or series of related transactions, without the written consent of each Lender;

(h)            subordinate (x) the Liens securing any of the Obligations on all or substantially all of the Collateral (“Existing Liens”) to the Liens securing any other Indebtedness or other obligations or (y) any Obligations in contractual right of payment to any other Indebtedness or other obligations, including by way of any amendment to Section 8.03 (any such other Indebtedness or other obligations, to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either the case of subclause (x) or (y), unless each adversely affected Lender holding First-Out Term Loans has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of First-Out Term Loans that are adversely affected thereby held by each such Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five Business Days; provided, however, that (1) an amendment to permit an increase in the maximum permitted amount of Obligations under the ABL Facility shall not be restricted by this clause (h) above, and (2) any subordination expressly permitted by the Intercreditor Agreement shall not be restricted by this clause (h); or

(i)                amend, modify or waive any provision of this Agreement that would permit, or have the effect or functional equivalent of permitting, Holdings or any Subsidiary or Affiliate thereof to acquire, prepay or otherwise retire (x) any First-Out Term Loans on a non-pro rata basis with respect to all other First-Out Term Loans, unless offered to all Lenders holding First-Out Term Loans on the same terms or (y) any Second-Out Term Loans on a non-pro rata basis with respect to all other Second-Out Term Loans, unless offered to all Lenders holding Second-Out Term Loans on the same terms, in each case, without the written consent of each Lender; or

(j)                amend, modify or waive the last paragraph of Section 7.02 or the last paragraph of Section 7.05, without the written consent of Lenders holding at least 95% in aggregate outstanding principal amount of the Term Loans.

and provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except an amendment under clause (a), (b) or (c) above that directly affects the rights and obligations of such Lender.

This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Loan Parties (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender, and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary herein contained, no provider of any Bank Product or Cash Management Service in its capacity as such (a) shall have any right to consent to any amendment, modification, termination or waiver of this Agreement or any other Loan Document (including any amendment and/or restatement of this Agreement and the other Loan Documents refinancing, replacing or restructuring the Loans and the Obligations including any increase thereof) or to contest any such amendment, modification, termination or waiver, (b) shall be deemed a Lender for any purposes of the Loan Documents, or (c) shall have any right to (i) enforce any security interest, right or remedy under any of the Loan Documents or (ii) instruct the Agents with respect to any action or inaction by the Agents with respect to the exercise of any rights or remedies under the Loan Documents or at law or equity, or consent to or contest any such action or inaction. Except for the payment of amounts on account of Bank Products and Cash Management Services (but only to the extent the Agents shall have received sufficient funds therefor), the Agents shall have no duties or obligations to any provider of any Bank Product or Cash Management Services in its capacity as such. The provisions of this paragraph shall survive the assignment by any Lender of its Loans and Commitments.

Notwithstanding anything to the contrary contained in this Section 11.01, if the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of any Loan Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

11.02          Notices; Effectiveness; Electronic Communications.

(a)              Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                if to Holdings, the Borrower, any Loan Party, the Administrative Agent or the Collateral Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)               if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)              Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)              The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings or any of its Subsidiaries, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings or any of its Subsidiaries, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)              Change of Address, Etc. Each of Holdings, the Borrower, any other Loan Party, and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)              Reliance by Administrative Agent, the Collateral Agent and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Conversion/Continuation Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03          No Waiver; Cumulative Remedies. No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04          Expenses; Indemnity; Damage Waiver.

(a)              Costs and Expenses. The Loan Parties shall pay all Secured Party Expenses within ten (10) Business Days after receipt of an invoice therefor.

(b)              Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented in reasonable detail fees, charges and disbursements of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction material to the interests of the Lenders, in each case, selected by the Administrative Agent and solely in the case of an actual conflict of interest between Indemnitees where the Indemnitees affected by such conflict inform the Borrower of such conflict, one additional counsel in each relevant jurisdiction material to the interest of the Lenders to each group of affected Indemnitees taken as a whole) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the preparation, execution, delivery or administration of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby or any amendment or waiver with respect hereto or thereto, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or letter of credit or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threat of Release of Hazardous Materials, at, under, on or from any property or facility currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from the presence, Release or threat of Release of Hazardous Materials or violations of Environmental Laws first occurring or first existing after completion of the foreclosure upon the Collateral, granting of a deed-in-lieu of foreclosure with respect to the Collateral or similar transfer of title or possession of the Collateral, unless such presence, release or violation is actually caused by any Loan Party or any Subsidiary thereof. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)               Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to the Agents (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, or such Related Party, as the case may be, such Lender’s share (based on the amount of Loans held by each Lender at the time that the applicable unreimbursed expense or indemnity payment is sought or if the Loans have been repaid in full, based on the amount of Loans held by such Lender immediately prior to such repayment) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent, in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)              Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)               Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after receipt of an invoice or demand therefor.

(f)               Survival. The agreements in this Section 11.04 shall survive the resignation of the Agents, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05          Payments Set Aside. To the extent that any payment by or on behalf of any of the Loan Parties is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06          Successors and Assigns.

(a)               Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)              Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)               Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)               Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)              Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06 and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any assignment if it does not respond to a written request for consent within 5 Business Days; and

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)             Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any Tax forms required by Section 3.01(e) or (f);

(v)              No Assignments to Certain Persons. No such assignment shall be made to Holdings, the Borrower or any of its Subsidiaries; and

(vi)             No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice, but solely as to such Lender in the case of a Lender.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, including, for avoidance of doubt, any indemnification obligation with respect to the participated interest, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (f) and (g) in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section 11.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b), provided such Participant agrees to be subject to Section 3.01 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that any such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)               Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that such entitlement to any greater payment results from any Change in Law after the Participant becomes a Participant or the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)               Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a FRB or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)              Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)              Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06, whether or not such assignment or transfer is reflected in the Register, shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

11.07          Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any rights or obligations under this Agreement (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, or (iii) any funding or financing source of any Lender, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.07 or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section 11.07, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, operations, assets and related matters, other than any such information that is available to the Administrative Agent, any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Holdings or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Secured Party or their respective Affiliates may have. Each Secured Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09          Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10          Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)              The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any other Loan Document and/or any document, amendment, approval, consent, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”), shall be deemed to include Electronic Signatures. Such signatures or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be; to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it. Without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, each party hereto shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any other party hereto without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any party hereto, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the parties hereto, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) each party hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any party hereto, and any Related Party of any of the foregoing Persons for any liabilities arising solely from any such party’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of any party hereto to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.11          Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or other Obligation (other than any indemnity obligation for unasserted claims that by its terms survives the termination of this Agreement) shall remain unpaid or unsatisfied.

11.12          Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13          Replacement of Lenders. (A) If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (B) if any Lender is a Defaulting Lender, or (C) if in connection with a proposed amendment, modification, waiver, or consent with respect to any of the provisions hereof as contemplated by Section 11.01, the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, or (D) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)              the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)              such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, the Applicable Premium, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)              in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)              such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14         Governing Law; Jurisdiction; Etc.(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)              SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)              WAIVER OF VENUE. EACH OF THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)              SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16           No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) each of the Borrower and Holdings and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and Holdings and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (iv) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (v) neither the Administrative Agent nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (vi) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor Lenders have any obligation to disclose any of such interests to the Borrower, Holdings and their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17          USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

11.18          No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.19          Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.20          Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement or the other Loan Documents and the exercise of any right or remedy by the Collateral Agent hereunder or under the other Loan Documents are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

11.21          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.22          Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.